Exhibit 99.1

PRO FORMA VALUATION REPORT

MUTUAL HOLDING COMPANY

STOCK OFFERING

SUGAR CREEK FINANCIAL CORP.

Trenton, Illinois

PROPOSED MID-TIER HOLDING COMPANY FOR:

TEMPO BANK

Trenton, Illinois

Dated As Of:

December 1, 2006

Prepared By:

RP® Financial, LC.

1700 North Moore Street

Suite 2210

Arlington, Virginia 22209

RP® FINANCIAL, LC.

Financial Services Industry Consultants

December 1, 2006

Board of Directors

Tempo Bank

28 West Broadway

Trenton, Illinois 62293

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be offered in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision (“OTS”). Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof.

Description of Plan of Reorganization and Stock Offering

The Board of Directors of Tempo Bank (“Tempo” or the “Bank”) has adopted a plan of reorganization, pursuant to which Tempo will reorganize into a mutual holding company structure. As part of the plan of reorganization, Tempo will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and will become a wholly-owned subsidiary of Sugar Creek Financial Corp. (“Sugar Creek Financial” or the “Company”), a federally-chartered mid-tier holding corporation, and Sugar Creek Financial will issue a majority of its common stock to Sugar Creek MHC (the “MHC”), a federally-chartered mutual holding company, and sell a minority of its common stock to the public. It is anticipated that the public shares will be offered in a subscription offering to the Bank’s Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including the employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering.

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors

December 1, 2006

The aggregate amount of stock sold by the Company cannot exceed the appraised value of the Bank. Immediately following the offering, the primary assets of the Company will be the capital stock of the Bank and the net offering proceeds remaining after contributing proceeds to the Bank in exchange for 100% of the capital stock of the Bank. The Company will contribute at least 50% of the net offering proceeds in exchange for the Bank’s capital stock. The remaining net offering proceeds, retained at the Company, will be used to fund a loan to the ESOP and as general working capital.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Bank and the other parties engaged by Tempo to assist in the corporate reorganization and minority stock issuance process.

Valuation Methodology

In preparing our appraisal, we have reviewed the Bank’s, the Company’s and MHC’s regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Bank that has included due diligence related discussions with Tempo’s management; Michael Trokey & Company, P.C., the Bank’s independent auditor; Muldoon Murphy & Aguggia LLP, Tempo’s conversion counsel; and Keefe Bruyette & Woods, Inc., which has been retained as the financial and marketing advisor in connection with the Bank’s stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Tempo operates and have assessed the Bank’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on Tempo and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Bank’s operating characteristics and financial performance as they relate to the pro forma market value of Sugar Creek Financial. We have reviewed the economy and demographic characteristics of the primary market area in which the Bank currently operates. We have compared Tempo’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities

Board of Directors

December 1, 2006

markets in general and the markets for thrifts, thrift holding companies and mutual holding companies including mutual holding company offerings.

The Appraisal is based on Tempo’s representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of the Bank. The valuation considers Tempo only as a going concern and should not be considered as an indication of the Bank’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Bank, the MHC and the Company and for all thrifts and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank’s value alone. It is our understanding that there are no current plans for pursuing a second-step conversion or for selling control of the Company or the Bank following the offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of December 1, 2006, the estimated aggregate pro forma market value of the shares to be issued immediately following the offering, both shares issued publicly as well as to the MHC, was $9,500,000 at the midpoint, equal to 950,000 shares issued at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $8,075,000 and a maximum value of $10,925,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 807,500 shares at the minimum of the valuation range and 1,092,500 total shares outstanding at the maximum of the valuation range. In the event that the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $12,563,750 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 1,256,375. The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 45.0% ownership interest of the Company. Accordingly, the offering

Board of Directors

December 1, 2006

range to the public of the minority stock will be $3,633,750 at the minimum, $4,275,000 at the midpoint, $4,916,250 at the maximum and $5,653,690 at the super maximum.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Sugar Creek Financial immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

The valuation prepared by RP Financial in accordance with applicable OTS regulatory guidelines was based on the financial condition and operations of Sugar Creek Financial as of September 30, 2006, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

Board of Directors

December 1, 2006

The valuation will be updated as provided for in the OTS conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Sugar Creek Financial, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,
RP® FINANCIAL, LC.

/s/ William E. Pommerening
William E. Pommerening
Chief Executive Officer and
Managing Director

/s/ James J. Oren
James J. Oren
Senior Vice President

RP® Financial, LC.

TABLE OF CONTENTS

TEMPO BANK

Trenton, Illinois

DESCRIPTION		PAGE NUMBER
CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		1.1
Plan of Reorganization and Stock Offering		1.1
Strategic Overview		1.2
Balance Sheet Trends		1.4
Income and Expense Trends		1.8
Interest Rate Risk Management		1.11
Lending Activities and Strategy		1.13
Asset Quality		1.15
Funding Composition and Strategy		1.15
Legal Proceedings		1.16

CHAPTER TWO	MARKET AREA

Introduction		2.1
National Economic Factors		2.2
Interest Rate Environment		2.3
Market Area Demographics		2.4
Regional Economy		2.6
Deposit Trends		2.9
Competition		2.11

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		3.1
Basis of Comparison		3.2
Tempo’s Peer Group		3.3
Financial Condition		3.6
Income and Expense Components		3.9
Loan Composition		3.13
Credit Risk		3.13
Interest Rate Risk		3.16
Summary		3.18

RP® Financial, LC.

TABLE OF CONTENTS

TEMPO BANK

Trenton, Illinois

(continued)

DESCRIPTION		PAGE NUMBER
CHAPTER FOUR	VALUATION ANALYSIS

Introduction		4.1
Appraisal Guidelines		4.1
RP Financial Approach to the Valuation		4.2
Valuation Analysis		4.3
1. Financial Condition		4.3
2. Profitability, Growth and Viability of Earnings		4.5
3. Asset Growth		4.7
4. Primary Market Area		4.7
5. Dividends		4.8
6. Liquidity of the Shares		4.9
7. Marketing of the Issue		4.10
A. The Public Market		4.10
B. The New Issue Market		4.16
C. The Acquisition Market		4.17
8. Management		4.20
9. Effect of Government Regulation and Regulatory Reform		4.20
Summary of Adjustments		4.21
Basis of Valuation – Fully-Converted Pricing Ratios		4.21
Valuation Approaches: Fully-Converted Basis		4.22
1. Price-to-Earnings (“P/E”)		4.25
2. Price-to-Book (“P/B”)		4.26
3. Price-to-Assets (“P/A”)		4.29
Comparison to Recent Offerings		4.29
Valuation Conclusion		4.30

RP® Financial, LC.

LIST OF TABLES

Tempo Bank

Trenton, Illinois

TABLE NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheets	1.5
1.2	Historical Income Statements	1.9

2.1	Summary Demographic Data	2.5
2.2	Market Area Major Employers	2.7
2.3	Primary Market Area Employment Sectors	2.8
2.4	Unemployment Data	2.9
2.5	Deposit Summary	2.10
2.6	Market Area Deposit Competitors	2.11

3.1	Peer Group of Publicly-Traded Thrifts	3.5
3.2	Balance Sheet Composition and Growth Rates	3.7
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.10
3.4	Loan Portfolio Composition and Related Information	3.14
3.5	Credit Risk Measures and Related Information	3.15
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	3.17

4.1	Market Area Unemployment Rates	4.8
4.2	Market Pricing Characteristics and After-Market Trends	4.18
4.3	Market Pricing Comparatives	4.19
4.4	Valuation Adjustments	4.21
4.5	Calculation of Implied Per Share Data	4.23
4.6	MHC Institutions – Implied Pricing Ratios, Full Conversion Basis	4.27
4.7	Pricing Table: MHC Public Market Pricing	4.28

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Page 1.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Tempo Bank was originally chartered in 1889 as an Illinois state-chartered mutual building and loan association named “Trenton Building and Loan Association.” The Bank converted to a federally-chartered savings bank in 1989 and changed its name to “Tempo Bank, A Federal Savings Bank.” Tempo Bank adopted its present name in October 2006. Tempo is headquartered in Trenton, Illinois, approximately 30 miles east of St. Louis, Missouri. The Bank conducts operations through the main office and one other branch in Breese, Illinois. Both of the Bank’s offices are located in Clinton County, Illinois, located within the St. Louis metropolitan area. A map of the Bank’s office locations is included as Exhibit I-1. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”). At September 30, 2006, Tempo had $82.2 million in assets, $60.3 million in deposits and total equity of $6.0 million equal to 7.4% of total assets. Tempo’s audited financial statements are included by reference as Exhibit I-2.

Plan of Reorganization and Stock Offering

On October 23, 2006, the Board of Directors of Tempo adopted a plan to reorganize from the mutual form of organization to the mutual holding company form of organization. As part of the reorganization, Tempo will convert from a federally-chartered mutual savings bank to a federal stock savings bank. Pursuant to the reorganization, Tempo will become a wholly-owned subsidiary of Sugar Creek Financial Corp. (“Sugar Creek Financial” or the “Company”), a federally-chartered mid-tier holding corporation, and Sugar Creek Financial will issue a majority of its common stock to Sugar Creek, MHC (the “MHC”), a federally-chartered mutual holding company, and sell a minority of its common stock to the public. Concurrent with the reorganization, the Company will retain up to 50% of the net stock proceeds. Immediately after consummation of the reorganization, it is not anticipated that the MHC or the Company will engage in any business activity other than ownership of their respective subsidiaries and investment of stock proceeds that are retained by the Company.

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Page 1.2

The MHC will own a controlling interest in the Company of at least 51%, and the Company will be the sole subsidiary of the MHC. The Company will own 100% of the Bank’s outstanding stock. The Company’s initial activities will be ownership of its subsidiary, Tempo, investment of the net cash proceeds retained at the holding company level (initially in short-term investment securities) and extending a loan to the Bank’s newly-formed employee stock ownership plan (“ESOP”). Subsequent activities of the Company, pursuant to regulatory guidelines and limitations, may include payment of regular or special dividends, acquisitions of other financial institutions, acquisitions of other financial service providers and/or stock repurchases.

Strategic Overview

Over the Bank’s history since 1889, Tempo’s operations have been fairly reflective of a traditional thrift in which 1-4 family residential mortgage loans (primarily fixed rate) and retail deposits have constituted the principal components of the Bank’s assets and liabilities, respectively. The Bank’s customer base (primarily individuals) is drawn from the immediate areas surrounding the two office locations. Beyond 1-4 family loans, the Bank has pursued only limited activities into other types of lending such as commercial real estate, multi-family, land, and consumer loans. Retail deposits have consistently served as the primary interest-bearing funding source for the Bank, with time deposits constituting the largest portion of the deposit base. More recently, borrowings have served as an alternative funding source for the Bank to support growth objectives, management of funding costs and interest rate risk. The Bank’s use of borrowings has typically been limited to FHLB advances with fixed rate terms. As lending has been a continuous focus for the Bank, in recent years the cash and investments portfolio has been limited to cash and equivalents and FHLB stock.

Tempo’s core earnings base is largely dependent upon net interest income, operating expense levels and strong asset quality, as the relatively undiversified product line and lower levels of transaction account deposits result in limited levels of non-interest income. Overall, the Bank’s operating strategy has served to strengthen the net interest margin, which has been supported by maintaining a high loans/assets ratio. The Bank’s operating expenses reflect the

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Page 1.3

relatively efficient operations of two office locations and limited personnel needed for the current scope of operations.

The Bank intends to raise capital through a public stock offering. The capital realized from the minority stock offering will increase liquidity, leverage capacity and overall financial strength of Tempo to support funding of planned loan growth. Tempo’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, through enhancing the Bank’s interest-earning-assets-to-interest-bearing-liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Bank’s future funding needs, which may facilitate a reduction in Tempo’s funding costs. Additionally, Tempo’s higher equity-to-assets ratio will also better position the Bank to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would provide for further penetration in the markets currently served by the Bank or nearby surrounding markets. The Bank will also be positioned better to pursue growth through acquisition of other financial service providers following the stock offering, given its strengthened capital position. At this time, the Bank has no specific plans for expansion. The projected use of proceeds is highlighted below.

•	MHC. The Bank intends to capitalize the MHC with $50,000 of cash. The primary activity of the MHC will be ownership of the majority interest in Sugar Creek Financial. Such cash is anticipated to be invested into low risk liquid instruments.

•	The Company. The Company is expected to retain up to 50% of the net conversion proceeds. At present, funds at the holding company level are expected to be initially invested primarily into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, which may include acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

•	The Bank. Approximately 50% of the net conversion proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank will initially be invested in short-term, liquid investments and over time become part of general funds, pending deployment into loans and investment securities.

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Page 1.4

Balance Sheet Trends

Table 1.1 shows the Bank’s historical balance sheet data for the years ended March 31, 2002 through March 31, 2006 and at September 30, 2006. From year end 2002 through September 30, 2006, Tempo’s assets increased at an annual rate of 6.5%. Asset growth has been consistent since 2004, mostly due to the growth in loans receivable during the same time period. A summary of Tempo’s key operating ratios for the past two and one half years is presented in Exhibit I-3.

Tempo’s loans receivable portfolio increased at a 7.7% annual rate from year end 2002 through September 30, 2006. Loan shrinkage occurred slightly during 2003, as the loans receivable balance declined from $53.3 million at year end 2002 to $51.1 million at year end 2003. Loan growth has been consistent since 2003, but occurred mostly from March 31, 2006 to September 30, 2006, as loans receivable increased from $67.1 million at year end 2006 to $74.5 million at September 30, 2006. The increase in loans receivable during this period is attributed to the increase in 1-4 family residential real estate loans due to new originations and strong market activity, as customers were attracted to the fixed rate loan products offered by the Bank. Overall, the increase in loans compared to assets served to increase the loans-to-assets ratio from 86.0% at year end 2002 to 90.6% at September 30, 2006. Tempo’s historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as $66.1 million, or 88.5% of total loans receivable consisted of 1-4 family permanent mortgage loans at September 30, 2006, compared to $53.2 million, or 88.5% of total loans as of March 31, 2005. Trends in the Bank’s loan portfolio composition reflect the current desire to expand and diversify with a slightly higher percentage of commercial and multi-family real estate lending. Commercial real estate grew from $536,000 at March 31, 2006 to $1.5 million at September 30, 2006 and the multi-family balance grew by $114,000 during the same time period. While the Bank will continue to diversify its lending portfolio, Tempo intends to continue emphasizing the origination of residential real estate loans after completion of the offering. Approximately 50% of the Bank’s residential loan portfolio consists of loans with balloon features that range from 3 to 15 years. The Bank also originates home equity loans as an additional lending activity, and such loans totaled $1.5 million at September 30, 2006.

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Page 1.5

Table 1.1

Tempo Bank

Historical Balance Sheets

	As of March 31,										As of September 30, 2006		3/31/02- 9/30/06 Annual. Growth Rate Pct
	2002		2003		2004		2005		2006
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$61,997	100.00%	$68,047	100.00%	$65,001	100.00%	$67,321	100.00%	$76,436	100.00%	$82,200	100.00%	6.47%
Loans Receivable (net)	53,339	86.03%	51,115	75.12%	53,491	82.29%	59,915	89.00%	67,092	87.78%	74,507	90.64%	7.71%
Cash and Equivalents	6,491	10.47%	14,821	21.78%	4,179	6.43%	3,350	4.98%	5,111	6.69%	4,404	5.36%	-8.26%
FHLB of Chicago Stock	624	1.01%	666	0.98%	5,725	8.81%	2,734	4.06%	2,831	3.70%	2,016	2.45%	29.76%
Foreclosed Real Estate	71	0.11%	71	0.10%	153	0.24%	0	0.00%	0	0.00%	0	0.00%	-100.00%
Fixed Assets	1,088	1.75%	1,055	1.55%	1,030	1.58%	978	1.45%	933	1.22%	891	1.08%	-4.34%
Other Assets	384	0.62%	320	0.47%	423	0.65%	345	0.51%	469	0.61%	383	0.47%	-0.07%

Deposits	$46,510	75.02%	$52,338	76.92%	$49,099	75.54%	$48,748	72.41%	$59,456	77.79%	$60,270	73.32%	5.93%
FHLB Advances, Other Borrowed Funds	10,000	16.13%	10,000	14.70%	10,000	15.38%	12,000	17.82%	10,000	13.08%	15,000	18.25%	9.43%
Other Liabilities	899	1.45%	846	1.24%	823	1.27%	1,087	1.61%	1,031	1.35%	885	1.08%	-0.34%
Retained Earnings	$4,588	7.40%	$4,863	7.15%	$5,080	7.81%	$5,487	8.15%	$5,949	7.78%	$6,045	7.35%	6.32%

Offices Open	2		2		2		2		2		2		—

(1)	Ratios are as a percent of ending assets.

Source: Audited financial statements and RP Financial calculations.

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Page 1.6

Commercial real estate and multi-family loans (including land loans) represent the second largest area of lending activity for the Bank, with the level of these loans increasing slightly from $2.7 million, or 4.5% of loans at March 31, 2005 to $4.0 million, or 5.4% at September 30, 2006. The Bank does not actively seek out these types of lending opportunities, but originates such loans based on requests made and appropriate information supplied by customers.

Consumer loans are also a lending activity for Tempo, with automobile loans accounting for the major portion of the consumer loan balance. Consumer loans are not marketed to customer by the Bank, but are offered and originated as a service to customers. Automobile loans totaled $2.7 million, or 65% of total consumer loans at September 30, 2006. Other consumer loans consist of loans on deposit accounts, which totaled $1.5 million as of September 30, 2006.

The intent of the Bank’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Tempo’s overall credit and interest rate risk objectives. Due to the historical emphasis on lending, since fiscal 2002 the Bank has not invested in any type of investment security, preferring to maintain balances of cash and cash equivalent for daily operations. Over the past five and one-half fiscal years, the Bank’s level of cash and equivalents (inclusive of FHLB stock) has ranged from a high of 22.8% of assets at March 31, 2003 to a low of 7.8% of assets at September 30, 2006. At September 30, 2006 the Bank maintained total cash and equivalents of $4.4 million, equal to 5.4% of assets. The remaining investment at September 30, 2006 was $2.0 million, or 2.5% of assets of stock in the Federal Home Loan Bank of Chicago. Tempo has focused on growing the loan portfolio, and accordingly during the six months ended September 30, 2006 and the year ended March 31, 2006, Tempo did not purchase any securities and used a portion of the cash and equivalents portfolio to fund loans. Exhibit I-4 provides historical detail of the Bank’s investment portfolio.

The Bank’s two office locations have been operating in their respective locations for a number of years, resulting in a relatively low level of investment in fixed assets, which was $891,000, or 1.08% of assets as of September 30, 2006. This level of investment provides additional funds for investment in earning assets, and also limits the level of depreciation and

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other occupancy expense that is incurred by the Bank. There are no current plans for any significant investment in additional fixed assets.

Over the past five and one-half fiscal years, Tempo’s funding needs have been substantially met through retail deposits, internal cash flows and borrowings. From the year ended 2002 through September 30, 2006, the Bank’s deposits increased at an annual rate of 5.9%. Deposits have fluctuated during the same time period, but have grown from a low of $48.7 million at year end March 31, 2005 to $60.3 million at September 30, 2006. The increase in deposits was at a slightly slower pace compared to asset growth recorded during the period, as total deposits decreased from 75.0% of assets at year end March 31, 2002 to 73.3% of assets at September 30, 2006. Since March 31, 2005, the Bank has experienced a large increase in time deposits, while there has been a gradual reduction in transaction and savings and accounts, excluding noninterest-bearing NOW accounts. At September 30, 2006 transaction and savings accounts equaled 26.7% of total deposits and time deposits equaled 73.3% of total deposits.

Borrowings serve as an alternative funding source for the Bank to address funding needs for growth and to support management of deposit costs and interest rate risk. The Bank’s use of borrowings has been limited to FHLB advances during the past five and one-half years and as the Bank continues to grow, FHLB advances will help supplement the deposit gathering function thereby easing any deposit shortfalls. Overall, borrowings increased from $10.0 million or 16.1% of assets at year ended March 31, 2002 to $15.0 million or 18.3% of assets at September 30, 2006.

The Bank’s capital increased at a 6.3% annual rate from year ended March 31, 2002 through September 30, 2006, reflecting the retention of earnings during that period. Equity growth combined with a slightly higher asset growth provided for a slight decrease in the Bank’s equity-to-assets ratio from 7.40% at year ended March 31, 2002 to 7.35% at September 30, 2006. All of the Bank’s capital is tangible capital and the Bank maintained capital surpluses relative to all of its regulatory capital requirements at September 30, 2006. The addition of stock proceeds will serve to strengthen the Bank’s capital position.

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Page 1.8

Income and Expense Trends

Table 1.2 shows the Bank’s historical income statements for the years ended March 31, 2002 through March 31, 2006 and for the twelve months ended September 30, 2006. Over the past five and one-half years, the Bank’s earnings ranged from a low of 0.23% of average assets for the twelve months ended September 30, 2006 to a high of 0.65% of average assets for the year ended March 31, 2006. For the twelve months ended September 30, 2006, the Bank reported earnings of $173,000 or 0.23% of average assets, while net income for fiscal 2005 was enhanced through a sizeable gain on sale of an investment in the Bank’s data processing provider. Net interest income and operating expenses represent the primary components of the Bank’s earnings. Non-interest operating income derived largely from retail banking activities has been a limited contributor to the Bank’s earnings. Loan loss provisions and gains on the sale of investments and foreclosed real estate have had a varied impact on the Bank’s earnings over the past five and one-half fiscal years.

Tempo’s net interest margin has fluctuated in a range from a low of 2.58% of average assets for the 12 months ended September 30, 2006 to a high of 3.30% for fiscal 2005. The changes in short and long term interest rates over the past several years have impacted the Bank’s net interest income, in particular the declining interest rate environment that existed through mid-2004. As shown in Table 1.2, net interest income reached a high of 3.30% for fiscal 2005, as the Bank’s level of interest income was supported by the significant balance of long-term fixed rate residential loans held in portfolio, while interest expense declined in step with the low short term interest rates of that period. Since fiscal 2005, as short-term interest rates have increased, the level of interest expense reported by the Bank has increased substantially, while the longer term fixed rate residential loans in portfolio maintained the yield on earning assets. The combination of these trends has adversely impacted the level of net interest income for the most recent twelve month period. The Bank’s historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

Non-interest operating income has been a limited contributor to the Bank’s earnings over the past five and one-half years, reflecting the Bank’s adherence to a traditional thrift operating philosophy and resultant limited levels of other products and services that generate non

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Table 1.2

Tempo Bank

Historical Income Statements

	For the Fiscal Year Ended March 31,										12 Months Ended September 30, 2006
	2002		2003		2004		2005		2006
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	$3,914	6.44%	$3,794	5.83%	$3,513	5.28%	$3,658	5.47%	$3,933	5.53%	$4,214	5.56%
Interest Expense	(2,330)	-3.83%	(2,058)	-3.16%	(1,788)	-2.69%	(1,454)	-2.18%	(1,834)	-2.58%	(2,255)	-2.97%

Net Interest Income	$1,584	2.61%	$1,736	2.67%	$1,725	2.59%	$2,204	3.30%	$2,100	2.95%	$1,958	2.58%
Provision for Loan Losses	(9)	-0.01%	(0)	0.00%	(4)	-0.01%	(2)	0.00%	(17)	-0.02%	(13)	-0.02%

Net Interest Income after Provisions	$1,575	2.59%	$1,736	2.67%	$1,722	2.59%	$2,202	3.29%	$2,082	2.93%	$1,946	2.57%

Other Income	$100	0.16%	$106	0.16%	$109	0.16%	$95	0.14%	$94	0.13%	$100	0.13%
Operating Expense	(1,187)	-1.95%	(1,380)	-2.12%	(1,476)	-2.22%	(1,655)	-2.48%	(1,762)	-2.48%	(1,794)	-2.37%

Net Operating Income	$488	0.80%	$462	0.71%	$355	0.53%	$642	0.96%	$414	0.58%	$252	0.33%

Gain(Loss) on Sale of Invest. in Serv. Bureau	$0	0.00%	$0	0.00%	$0	0	$0	0.00%	$345	0.49%	$35	0.05%
Gain(Loss) on Foreclosed Real Estate	(12)	-0.02%	0	0.00%	2	0.00%	28	0.04%	0	0.00%	0	0.00%

Net Income Before Tax	$476	0.78%	$462	0.71%	$358	0.54%	$670	1.00%	$760	1.07%	$286	0.38%
Income Taxes	(199)	-0.33%	(187)	-0.29%	(141)	-0.21%	(263)	-0.39%	(298)	-0.42%	(113)	-0.15%

Net Income (Loss)	$278	0.46%	$275	0.42%	$217	0.33%	$408	0.61%	$462	0.65%	$173	0.23%

Adjusted Earnings:
Net Income	$278	0.46%	$275	0.42%	$217	0.33%	$408	0.61%	$462	0.65%	$173	0.23%
Add(Deduct): Non-Operating (Inc)/Exp	12	0.02%	0	0.00%	(2)	0.00%	(28)	-0.04%	(345)	-0.49%	(35)	-0.05%
Tax Effect	(5)	-0.01%	0	0.00%	1	0.00%	11	0.02%	135	0.19%	14	0.02%

Adjusted Earnings:	$285	0.47%	$275	0.42%	$216	0.32%	$390	0.58%	$252	0.35%	$152	0.20%

Expense Coverage Ratio	133.5%		125.8%		116.9%		133.2%		119.2%		109.1%
Efficiency Ratio	70.5%		74.9%		80.4%		72.0%		80.3%		87.2%
Effective Tax Rate	41.7%		40.5%		39.3%		39.2%		39.2%		39.6%

(1)	Ratios are as a percent of average assets.

Source: Audited financial statements and RP Financial calculations.

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-interest operating income. Fees and service charges earned on deposit accounts constitute the largest source of non-interest operating income for the Bank. Throughout the period shown in Table 1.2, sources of non-interest operating income have ranged from a low of 0.13% of average assets during 2006 and the twelve months ended September 30, 2006 to a high of 0.16% of average assets during fiscal years 2002, 2003, and 2004. The Bank sold stock in the service bureau for a pre-tax gain of $345,000 in the year ended March 31, 2006, and the timing of receipt of such funds resulted in a smaller pre-tax gain of $35,000 for the twelve months ended September 30, 2006. Notwithstanding, the potential increase in non-interest operating income that may be realized through growth of transaction deposits or the possible introduction of other fee-oriented services, Tempo’s earnings can be expected to remain highly dependent upon the net interest margin.

Operating expenses represent the other major component of the Bank’s income statement, ranging from a low of 1.95% of average assets during 2002 to a high of 2.48% of average assets during 2005 and the year ended March 31, 2006. For the most recent twelve month period, operating expenses totaled $1.794 million, or 2.37% of average assets. The balance of operating expenses has been increasing during the past five and one-half years, due to increases in most expense areas, including compensation and benefits, and more recently, increases in advertising and supplies. Upward pressure will be placed on the Bank’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same time, the increase in capital realized from the stock offering will increase the Bank’s capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

Overall, the general trends in the Bank’s net interest margin and operating expense ratio since fiscal 2002 have translated into a declining expense coverage ratio (net interest income divided by operating expenses). The Bank’s expense coverage ratio equaled 1.33 times during 2002, versus a comparable ratio of 1.09 times during the twelve months ended September 30, 2006. The weakening of the Bank’s expense coverage ratio was realized through a more significant increase in the operating expense ratio compared to a relatively stable net interest income ratio. Similarly, as the result of the more significant increase in the Bank’s operating expense ratio, Tempo’s efficiency ratio (defined as operating expenses, net of amortization of

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goodwill and intangibles, as a percent of the sum of net interest income and non-interest operating income) of 87.2% for the twelve months ended September 30, 2006 was less favorable than the 70.5% efficiency ratio maintained during 2002.

Loan loss provisions have generally had a limited impact on the Bank’s earnings over the past five and one half years, with the amount of loan loss provision established based on such factors as loan growth, loan portfolio composition, seasoning of the loan portfolio, trends in non-performing loans, loan charge-offs, past loss experience and economic trends in the Bank’s lending area. Over the past five and one-half years, the highest loan loss provisions established by the Bank equaled $17,000, or 0.02% of average assets in fiscal 2006. As of September 30, 2006, the Bank maintained allowance for loan losses of $130,000, equal to 14.5% of non-accruing loans and accruing loans more than 90 days past due and 1.20% of net loans receivable. Exhibit I-6 sets forth the Bank’s allowance for loan loss activity during the past two and one-half years.

The Bank has recorded minimal non-operating income or losses since fiscal 2002, as shown in Table 1.2. Non-operating items have consisted solely of gains or losses on the resolution of real estate owned assets, and the previously mentioned gain on the sale of the Bank’s data processing provider. The Bank has not historically sold loans, investment securities or other such assets into the secondary market. For the twelve months ended September 30, 2006, Tempo recorded a gain on the sale of the data processing provider in the amount of $35,000, or 0.05% of assets.

For the twelve months ended September 30, 2006, the Bank’s effective tax rate equaled 39.6%, which approximated the Bank’s effective tax rate for the year ended March 31, 2006. As set forth in the prospectus, the Bank’s marginal effective tax rate equals 39.0%.

Interest Rate Risk Management

The Bank implements a number of strategies to manage interest rates risk, pursuant to which the Bank seeks to maintain an acceptable balance between maximizing yield potential and limiting exposure to changing interest rates. Management of the Bank’s interest rate risk is conducted on an ongoing basis and is reviewed formally by the Asset/Liability Committee

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(“ALCO”) on a monthly basis. The Bank utilizes an interest rate sensitivity analysis that is internally prepared to review the level of interest rate risk. This analysis measures interest rate risk by computing changes in net portfolio value of cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. The analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 to 200 basis point decrease in market interest rates. Based on this analysis, as of September 30, 2006, a 200 basis point instantaneous and sustained rise in interest rates would result in a 36% decline in net portfolio value (see Exhibit I-7).

Based on the information in Exhibit I-7, Tempo operates with a moderate level of interest rate risk. This risk results from the balance of fixed rate residential loans held in portfolio, and the balances of shorter-term funding sources including both deposits and borrowings that have repriced upward in recent periods as short term interest rates have increased. The Bank manages interest rate risk from the asset side of the balance sheet through maintaining a balance of cash and equivalents with short term maturities, maximizing investment in interest-earning assets, originating residential mortgage loans with terms as low as 10 years, and originating relatively short-term or adjustable rate loans such as consumer loans, and originating balloon loans or loans with adjustable interest rates. As of September 30, 2006, of the total loans due after September 30, 2007, adjustable rate loans comprised 0.6% of the Bank’s loan portfolio (see Exhibit I-8). However, this does not include the substantial balance of residential loans that have balloon features of between 3 and 15 years. On the liability side of the balance sheet, management of interest rate risk has been pursued through attempting to increase the balances of lower costing and less interest rate sensitive transaction and savings accounts and shorter-term time deposits. The infusion of stock proceeds will serve to further limit the Bank’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase to capital will lessen the proportion of interest rate sensitive liabilities funding assets, thereby, strengthening the Bank’s IEA/IBL ratio.

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Lending Activities and Strategy

The Bank’s lending activities have traditionally emphasized 1-4 family loans and 1-4 family loans continue to comprise the largest portion of the loan portfolio. Beyond 1-4 family loans, other lending activities by the Bank includes commercial real estate, multi-family, land and consumer loans. Going forward, the Bank’s lending strategy is to continue to pursue a moderate amount of other lending activities beyond traditional residential lending. However, the origination of 1-4 family loans is expected to remain as the dominant component of the Bank’s lending activities. Exhibit I-9 provides historical detail of Tempo’s loan portfolio composition over the past two and one-half years and Exhibit I-10 provides the contractual maturity of the Bank’s loan portfolio by loan type as of September 30, 2006.

Tempo offers fixed rate, balloon and adjustable rate 1-4 family permanent mortgage loans. In the current interest rate environment, fixed rate loans have constituted the majority of the Bank’s 1-4 family loan volume. The Bank offers fixed rate mortgage loans with terms of 10, 15, or 30 years and balloon mortgage loans with repricing periods of three to 15 year and amortization periods of up to 30 years. The Bank offers adjustable rate mortgage loans with interest rates and payments that adjust annually or every three years. Interest rates and payments on the adjustable rate loans generally are adjusted to a rate equal to a percentage above the one year U.S. Treasury index. Loan-to-value ratios are generally limited to 90%, unless private mortgage insurance is utilized. The Bank’s current practice is to retain all mortgage loans that are originated in the loan portfolio. As of September 30, 2006, the Bank’s 1-4 family loan portfolio totaled $66.1 million or 88.5% of total loans outstanding.

The Bank occasionally offers fixed rate, balloon, and adjustable rate mortgage loans secured by commercial and multi-family real estate, consisting of collateral such as apartment buildings, retail establishments, restaurants and office/warehouse buildings in the Bank’s normal lending territory. These loans are typically made to existing customers of the Bank upon request, and are not specifically marketed to the general public. Such loans totaled $2.6 million, or 3.5% of total loans outstanding as of September 30, 2006. As of that date, the largest such loan totaled $397,000 and was secured by a retail building. Commercial real estate and multi-family loans are secured by first mortgages and are typically extended up to a LTV ratio of 85%. Commercial

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real estate and multi-family loans are originated on a case by case basis and are generally balloon loans with terms of three, five, 10, or 15 years. Growth of the commercial real estate and multi-family loan portfolio is a potential area of lending growth in the Bank’s business plan, in which the Bank would emphasize originations of commercial real estate and multi-family loans secured by local properties.

Home equity loans are also originated by Tempo. Tempo offers home equity loans with fixed rates and terms that typically range from one to 15 years. The Bank will lend up to a maximum LTV ratio of 89.0% of the combined balance of the home equity loan or line of credit and the first lien.

The Bank also offers land loans to its customers, with such loans fixed rate and secured by unimproved land. The land loans generally have terms of 15 years or less and loan amounts generally do not exceed 85% of the lesser of the appraised value or the purchase price. As of September 30, 2006, the land loan portfolio totaled $1.4 million or 1.9% of total loans outstanding. As of the same date, the largest land loan was $243,000 and secured by undeveloped land.

The Bank’s non-mortgage lending consists of consumer loans, with new and used automobile loans constituting the major portion of the consumer loan portfolio. Tempo does not originate commercial business loans. The Bank’s automobile loans have fixed interest rates and generally have terms up to five years for new automobiles and four years for used automobiles. Tempo generally offers automobile loans with a maximum LTV ratio of 90% of the purchase price of the vehicle. Beyond automobile loans, the Bank’s consumer lending activities have been minimal with the balance of the portfolio consisting of loans secured by deposits. As of September 30, 2006, the Bank’s automobile and loans on deposit portfolio totaled $4.2 million or 5.6% of total loans outstanding.

Exhibit I-11 provides a summary of the Bank’s lending activities over the past two and one-half years. Total loans originated decreased from $19.9 million in the year ended March 31, 2005 to $19.0 million in the year ended March 31, 2006, but increased to $14.8 million of loans for the six months ended September 30, 2006 ($29.6 million of originations on an annualized basis). Originations of one- to four-family mortgage loans accounted for the most active lending

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area for the Bank during the past two and one-half years, with such originations totaling $41.4 million or 76.5% of total loans originated. The second largest balance of loans originated consisted of consumer loans, totaling $8.6 million, or 15.9% of total originations.

Asset Quality

The Bank’s historical 1-4 family lending emphasis, favorable real estate market conditions and credit risk management strategies have generally supported favorable credit quality measures. As shown in Exhibit I-12, the Bank had non-performing assets of $289,000 and $805,000 at the years ended March 31, 2005 and March 31, 2006 and at September 30, 2006, the non-performing assets held by the Bank consisted of $891,000 of non-accruing loans. The non-performing loan balance at September 30, 2006, consisted of loans secured by residential real estate.

To track the Bank’s asset quality and the adequacy of valuation allowances, Tempo has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed monthly by senior management and the Board. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of September 30, 2006, the Bank maintained valuation allowances of $130,000, equal to 0.17% of net loans receivable.

Funding Composition and Strategy

Deposits have consistently served as the Bank’s primary source of funds and at September 30, 2006 deposits accounted for 80.1% of Tempo’s interest-bearing funding composition. Exhibit I-13 sets forth the Bank’s deposit composition for the past two and one-half years and Exhibit I-14 provides the maturity composition of the jumbo CD portfolio at September 30, 2006. The Bank’s deposit composition is concentrated in CDs, and as of September 30, 2006, the CD portfolio totaled $44.2 million or 73.3% of total deposits. As of September 30, 2006, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $7.1 million or 16.1% of total CDs. The Bank does not hold any brokered CDs.

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Lower cost savings and transaction accounts comprise the balance of the Bank’s deposit composition, with such deposits amounting to $16.1 million or 26.7% of total deposits at September 30, 2006. Comparatively, the concentration of core deposits comprising total deposits equaled $19.0 million or 39.0% of total deposits at year ended March 31, 2005. The reduction in core deposits since year ended March 31, 2006 has consisted mostly of NOW account deposits. Increasing the concentration of core deposits in the deposit base is a strategic initiative that has been targeted in the Bank’s business plan, in which checking accounts will be pursued as the primary source of core deposit growth. The Bank’s core deposits consist mostly of savings accounts, which totaled $8.0 million or 50.0% of core deposits at September 30, 2006.

Borrowings serve as an alternative funding source for the Bank to support management of funding costs and interest rate risk. The Bank’s utilization of borrowings has typically been limited to FHLB advances. Tempo maintained $15.0 million of FHLB advances at September 30, 2006, which had maturity dates ranging from October 2006 through February 2008. Exhibit I-15 provides further detail of Tempo’s borrowing activities during the past two and one-half years. To the extent additional borrowings are required to fund growth, FHLB advances would likely continue to be the primary source of borrowings utilized by the Bank.

Legal Proceedings

The Bank is periodically involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts which are believed by management to be immaterial to the Bank’s financial condition and results of operations.

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II. MARKET AREA

Introduction

Tempo serves a relatively small section of the southwestern area of Illinois through two office locations, including a headquarters office in the city of Trenton, Illinois and one full service branch office in the city of Breese, Illinois, both of which are located in Clinton County, Illinois. Clinton County is part of the St. Louis, MO-IL metropolitan statistical area, and a map of the Bank’s office locations is shown in Exhibit I-1. Information regarding the investment and operations of the office locations is presented in Exhibit II-1. The Bank considers the markets served to include Clinton County, Madison County to the west and north of Clinton County, and St. Clair County, to the west and south of Clinton County. Both Madison and St. Clair Counties are more populated and developed areas that are closer to the city of St. Louis and the immediate metropolitan area. However, the Bank’s branches (for deposit gathering activities), and a majority of the lending activities, are located in Clinton County, which does not include a sizeable population base. Clinton County supports industries that include health care, government employment, trade, construction, manufacturing and agriculture.

The Clinton County primary market area contained a total population of approximately 37,000 as of 2006, and is a rural area that has experienced modest growth in the past several years as the outer suburbs of the city of St. Louis, MO have expanded. The St. Louis area expansion primarily has occurred in St. Clair and Madison Counties to the west of Clinton County, which contained a combined population of approximately 540,000 residents. A portion of the residents of Clinton County commute to employment in other areas of the region, primarily towards and to the city of St. Louis, located approximately 25 miles west of Trenton. The Clinton County area reflects the characteristics of a rural region, with higher than average employment in agriculture and manufacturing. Characteristic of other areas in the region, the Bank’s primary market area is characterized by population growth that is above the MSA rate and in-line with the statewide averages, as residents have moved outwards from the densely populated St. Louis area in search of lower cost housing and newer housing stock. The Bank’s competitive environment includes a broad range of small, mid-sized and large financial institutions, including credit unions and other financial services companies.

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Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Bank, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors outlined herein have been examined in relation to the relative impact on value.

National Economic Factors

The business potential of a financial institution is partially dependent on the future operating environment and growth opportunities for the banking industry and the economy as a whole. Trends in the national economy, such as employment and gross national product growth, improved during the 12 month period ending September 2006, as total U.S. employment increased by 2.0 million jobs, although there remains uncertainty about the near term future, particularly in the areas of the unknown resolution of the war in Iraq, the current unstable prices of oil and gasoline, and other world-wide tensions, all of which have the potential to impact future economic growth. Annualized growth in gross domestic product was 1.6% for the third quarter of 2006, compared to a revised 2.6% in the first quarter and 4.2% in the year ago second quarter. The inflation rate has increased modestly during the first nine months of 2006, in part because of the effect of energy costs. Inflation totaled 3.4% for all of 2005, and increased to 3.6% on an annualized basis for the first nine months of 2006. The growth in employment also led to fears that wages could increase if shortfalls of available labor appear. The unemployment rate declined to 4.4% as of October 2006, a decline from 4.6% in September 2006 and down from 4.9% in October 2005. The current and projected size of government spending and deficits also has the ability to impact the longer-term economic performance of the country. Various other indicators show the economy performing relatively well, such as consumer spending and improving industrial capacity utilization.

The major stock exchange indices increased modestly during the most recent twelve month period, with market concerns consisting primarily of fears over world events, corporate earnings performance and future growth prospects. As an indication of the changes in the nation’s stock markets over the last twelve months, as of September 30, 2006, the Dow Jones

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Industrial Average closed at 11679.1, an increase of 10.5% from September 30, 2005, while the NASDAQ Composite Index stood at 2258.4, an increase of 5.0% over the same time period. The Standard & Poors 500 Index totaled 1335.9 as of September 30, 2006, an increase of 8.7% from one year ago.

Regarding factors that most directly impact the banking and financial services industries, in general, the housing market has remained relatively strong in relation to general economic performance, as housing starts, housing prices and land values have continued to increase at rates above the inflation rate. However, in recent months, certain signs have appeared that the relatively strong housing market may be cooling down, as the level of existing and new home sales and housing starts have decreased materially, the number of homes for sale have increased in certain areas, and some regions of the country have experienced modest declines in home values. While currently there is more uncertainty about the future volumes of financial institution lending activity, due primarily to the recent pattern of rising short-term interest rates, specific regions of the country remain relatively strong in terms of both residential and commercial development. The rural nature and overall limited population base served by Tempo represents a somewhat negative factor, as the Bank would expect to experience more limited demand for banking products and services, particularly in the area of 1-4 family residential lending products.

Interest Rate Environment

Through the first half of 2004, in reaction to try to avoid a significant slowdown of the economy, the Federal Reserve had lowered key market interest rates to historical lows not seen since the 1950s, with the federal funds rate equal to 1.00% and the discount rate equal to 2.00%. Beginning in June 2004, the Fed began slowly, but steadily increasing the federal funds and overnight interest rates in order to ward off any possibility of inflation. Through September 2006, the Fed had increased interest rates a total of 17 times, and as of the latest Fed rate increase, effective in June 2006, the Fed Funds rate was 5.25%, up from 1.00% in early 2004, but down from 6.50% at the beginning of 2001, while the Discount Rate stood at 6.25%, up from 2.00% in early 2004. Current indication from the Fed leads many analysts to predict that the

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future direction for interest rates will still be relatively stable, with a potential for downward movement. The effect of these interest rate increases has been most evident in short term rates, which increased more than longer term rates, resulting in a flat treasury yield curve. In recent weeks, the yield curve has become somewhat inverted, with long term rates modestly lower than short term rates. As of September 30, 2006, one- and ten-year U.S. government bonds were yielding 4.91% and 4.64%, respectively, compared to 4.01% and 4.34%, respectively, as of September 30, 2005. This has negatively impacted the performance of many financial institutions, as they rely on a spread between the yields on longer term assets and the costs of shorter term funding sources. See Exhibit II-2 for additional details regarding market interest rate trends.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insights into the health of the Bank’s market area (see Table 2.1, with additional data shown in Exhibit II-3). The Bank’s market area county of Clinton County recorded a population base of 37,000 as of 2006, which was a minimal 1.3% of the St. Louis, MO-IL MSA total. Since 2000, population growth in Clinton County has been higher than the MSA average, in-line with the statewide average and lower than the national average. Illinois is considered one of the more slow growth midwestern states that has experienced lower than average economic growth for several decades, in comparison to other growth areas such as the southwest, southeast and far west portions of the United States. The region’s reliance on agriculture and manufacturing employment, and the rural setting, have been a primary reasons for the limited growth. While the population base is showing moderate growth, the overall small population base will continue to restrict the demand for financial services products such as those provided by Tempo.

While these population trends represent a positive trend for the Bank, the competitive environment remains substantial. As shown in Table 2.1, the number and growth of households performed somewhat better over the same time period, although this reflects a national trend towards a lower average household size and an increase in the number of households overall. In addition, the population and household growth trends described above are forecasted to decline

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Table 2.1

Tempo Bank

Summary Demographic Data

	Year			Growth Rate
	2000	2006	2011	2000-2006	2006-2011
Population (000)
United States	281,422	303,582	323,786	1.3%	1.3%
Illinois	12,419	13,092	13,751	0.9%	1.0%
St. Louis, MO-IL MSA	2,699	2,818	2,919	0.7%	0.7%
Clinton County	36	37	38	0.9%	0.5%

Households (000)
United States	105,480	114,050	121,863	1.3%	1.3%
Illinois	4,592	4,808	5,036	0.8%	0.9%
St. Louis, MO-IL MSA	1,048	1,099	1,142	0.8%	0.8%
Clinton County	13	14	14	1.2%	0.7%

Median Household Income ($)
United States	$42,164	$51,546	$60,704	3.4%	3.3%
Illinois	46,635	56,543	66,164	3.3%	3.2%
St. Louis, MO-IL MSA	44,035	54,086	63,940	3.5%	3.4%
Clinton County	44,618	52,492	60,084	2.7%	2.7%

Per Capita Income ($)
United States	$21,587	$27,084	$32,982	3.9%	4.0%
Illinois	23,104	28,558	34,534	3.6%	3.9%
St. Louis, MO-IL MSA	22,473	28,016	34,104	3.7%	4.0%
Clinton County	19,109	23,218	27,120	3.3%	3.2%

2005 Age Distribution(%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55+ Yrs.
United States	20.4%	27.5%	29.1%	23.0%
Illinois	21.3%	27.8%	28.9%	22.1%
St. Louis, MO-IL MSA	20.3%	26.4%	29.9%	23.5%
Clinton County	19.0%	26.5%	30.6%	23.9%

2005 HH Income Dist. (%)	<$25,000	$25,000 to $50,000	$50,000+
United States	22.7%	25.8%	51.6%
Illinois	19.9%	23.9%	56.2%
St. Louis, MO-IL MSA	20.3%	25.4%	54.3%
Clinton County	20.4%	26.6%	53.0%

Source: SNL Financial, LC.

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somewhat over the next five years, indicating that the Bank’s business prospects are expected to continue to be challenging in the foreseeable future.

Median household income in Clinton County is relatively close to the comparable figures for the MSA and for the state of Illinois, notwithstanding the rural characteristics. In this regard, the median household income in Clinton County equaled $52,492, which was 2% above the national average but 7% below the level reported for the state and 3% below the MSA. In contrast, the per capita income for Clinton County, equal to $23,218, fell 14% below the national average, 19% below the state average and 17% below the MSA average. This data indicates that income levels are comparatively modest in the absence of an abundance of high paying white collar jobs. Similar to the other comparative areas, growth in household income and per capita income is projected to increase modestly in Clinton County through 2011.

In summary, the demographic characteristics of the primary market area are considered to be modestly positive for facilitating loan and deposit growth based on population statistics and in terms of income levels of the residents.

Regional Economy

The St. Louis MSA economy has followed a transition in the last several decades from that of a manufacturing/heavy industry economy to an economy that is much more diversified and contains significant services industry employment. There are approximately 20 Fortune 500 companies headquartered in the region, including Anheuser-Busch Companies, Inc., Emerson Electric, May Department Stores, Graybor Electric and Monsanto Company. In addition, all three U.S. automakers have operations in the area. The largest employers in the region include BJC Health Systems, Boeing, Scott Air Force Base, Washington University, Wal-Mart Stores and SSM Health Care. The overall large size of the metropolitan area has resulted in a widely diversified economy without dependence on one industry. One attraction to the St. Louis area is a relatively low cost of living and low cost of housing.

As shown in Table 2.2, Tempo’s market area of Clinton County also has diversified its employment base, with services employment, in particular health care, the largest employment base, as Clinton County acts as a regional center for certain health care services. Other major

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employers include construction and manufacturing. However, agriculture remains a significant part of the employment and in particular, the income base of Clinton County.

The prevalence of services employment in the market area is also seen in data showing employment by economic sector. As shown in Table 2.3 below, the State of Illinois, the St. Louis MSA and Clinton County all reported the largest proportion of employment in services. Wholesale and retail trade were the second largest employment sector for the state of Illinois and for the St. Louis MSA, while Clinton County had a concentration in government employment, primarily due to the proximity of the Scott Air Force Base, located a few miles west of Trenton. Clinton County also reported much higher employment in agriculture, indicative of the rural market area. Manufacturing represents a lower portion of the employment base in Clinton County compared to the St. Louis MSA and the state of Illinois. Thus, the overall employment base in Clinton County appears to be relatively diversified. See Exhibit II-4 for additional data and details.

Table 2.2

Tempo Bank, A FSB

Market Area Major Employers

Employer	Industry	# of Employees
Clinton County
St. Joseph’s Hospital	Health Care	392
Arrow Group Industries	Wholesale Construction	200
Pulsar Plastics	Manufacturing	162
Carlyle Health Center	Health Care	130
Clinton County Rehab Center	Health Care	120
Jim’s Formal Wear Co.	Retail	100
Carlyle School District No. 1	Education	100
Quip Industries	Textiles	90

Source:	Clinton County.

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Table 2.3

Primary Market Area Employment Sectors

(Percent of Labor Force)

Employ. Sectors	Illinois	St. Louis MSA	Clinton County
Services	36.9%	37.7%	30.0%
Government	12.4	11.4	13.6
Wholesale/Ret. Trade	14.8	14.8	9.9
Construction	5.3	6.0	9.4
Finance, Ins., Real Estate	9.4	8.4	8.7
Manufacturing	10.2	9.0	6.8
Transportation/Public Util.	4.2	NA	NA
Agriculture	1.3	0.9	6.5
Other	5.6	11.9	15.0

	100.0%	100.0%	100.0%

Source: REIS DataSource.

Comparative unemployment rates for the primary market area, as well as for the St. Louis MSA, the U.S. and Illinois, are shown in Table 2.4. As of September 2006, the unemployment rate for Clinton County was lower than the national and MSA average and equal to the statewide average, indicating a relatively strong employment situation in the market area. A noticeable portion of the Clinton County residents commute to the areas closer to the city of St. Louis, thus employment opportunities in Clinton County are generally thought to be somewhat less than the resident population base. Clinton County thus acts as a bedroom community for a portion of the population base that has relocated there for the lower housing costs and rural lifestyle.

Over the past two years, the Illinois economy has recovered to a certain extent. Similar to the U.S., the September 2006 unemployment rates for all comparative areas were lower than the average for all of 2005, reflecting improvement in the local and regional economy. Overall, this unemployment rate data indicates a certain level of improvement to the regional economy.

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Table 2.4

Tempo Bank, A FSB

Unemployment Data

Region	Annual 2005	At Sept. 2006
United States	5.1%	4.4%
Illinois	5.7	4.1

St. Louis, MO-IL MSA	5.4%	4.8%
Clinton County	4.8	4.1

Source: U.S. Bureau of Labor Statistics.

Deposit Trends

The Bank’s retail deposit base is closely tied to the specific market area where the respective branches are currently maintained, but include to a much lesser extent Madison and St. Clair Counties. Table 2.5 displays deposit market trends from June 30, 2002 through June 30, 2006 for the primary market area of Clinton County as well as for the State of Illinois. The data indicates that deposits increased in Clinton County by an annual average of 0.3%, versus an annual growth rate of 4.5% for the state overall between 2002 and 2006.

Clinton County’s lower deposit growth rate reflects lower growth by commercial banks and somewhat higher growth for savings institutions. The state of Illinois is dominated by commercial banks, 88.6% market share; and commercial bank deposits grew at an annualized rate of 5.4% between 2002 and 2006, while savings institution deposits declined by an annual rate of 1.6%. Tempo in the only savings institution operating in Clinton County. Commercial banks hold the majority of deposits in the Bank’s primary market area of Clinton County, with a market share of 93.5%, versus an average of 88.6% for the state of Illinois as a whole.

Tempo’s deposit holdings in Clinton County represent a 6.5% deposit market share at June 30, 2006. During the four year period covered in Table 2.5, the Bank realized an annual increase of 2.5% in deposits for Clinton County, and the Bank was able to increase the market share due to lower overall deposit growth in the county. This minimal deposit market share in Clinton County provides significant competitive issues for the Bank.

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Table 2.5

Tempo Bank

Deposit Summary

	As of June 30,						Deposit Growth Rate 2002-2005
	2002			2005
	Deposits	Market Share	Number of Branches	Deposits	Market Share	No. of Branches
	(Dollars in Thousands)						(%)
State of Illinois	$266,245,000	100.0%	4,101	$303,552,000	100.0%	4,645	4.5%
Commercial Banks	229,955,000	86.4%	3,669	269,007,000	88.6%	4,073	5.4%
Savings Institutions	36,290,000	13.6%	432	34,545,000	11.4%	572	-1.6%

Clinton County	$763,090	100.0%	20	$768,925	100.0%	19	0.3%
Commercial Banks	716,594	93.9%	18	718,893	93.5%	17	0.1%
Savings Institutions	46,496	6.1%	2	50,032	6.5%	2	2.5%
Tempo Bank	46,496	6.1%	2	50,032	6.5%	2	2.5%

Source: FDIC.

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Competition

The Bank faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions that primarily have a local or regional presence. Securities firms and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as Tempo. With regard to lending competition, the Bank encounters the most significant competition from the same institutions providing deposit services. In addition, the Bank competes with mortgage companies, independent mortgage brokers, and credit unions in originating mortgage and consumer loans. Table 2.6 lists the Bank’s largest competitors in Clinton County, along with deposit market share figures.

In the face of this competition, it has been necessary for the Bank to establish a strategy in order to continue to expand and operate as a viable competitor. The Bank’s strategy into the future will be to place an emphasis on positioning Tempo as a community-oriented financial institution that provides superior customer service with local decision making that meets the financial services needs of its customer base. This strategy is designed to identify a niche in the Bank’s market where it can compete against other much larger institutions. In this regard, the Bank continually seeks to create and maintain an image of professionalism and integrity, and to keep customers and potential customers informed of the Bank’s services. The proceeds from the minority stock offering will enhance the Bank’s competitiveness by providing increased operating flexibility and a stronger capital base.

Table 2.6

Tempo Bank, A FSB

Market Area Deposit Competitors

Location	Institution (Market Share)
Clinton County	Germantown Trust and Svgs Bank (27.9%)
First County Bank (18.3%)
First National Bank in Carlyle (11.8%)
Tempo Bank, A FSB (7.7%)
Farmers State Bank of Hoffman (7.3%)
Centrue Bank (6.9%)
First Bank (6.8%)

Sources: FDIC.

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III. PEER GROUP ANALYSIS

This chapter presents an analysis of Tempo’s operations versus a group of comparable companies (the “Peer Group”), selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of Tempo is provided by these public companies. Factors affecting the Bank’s pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between Tempo and the Peer Group, will then be used as a basis for the valuation of Tempo’s to-be-issued common stock.

Peer Group Selection

The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were approximately 40 publicly-traded institutions operating as subsidiaries of MHCs. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization; (3) the potential impact of “second-step” conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) most MHCs have formed mid-tier holding companies, facilitating the ability for stock repurchases, thus improving the liquidity of the stock on an interim basis. We believe that each of these factors has an impact on the pricing of the shares of MHC institutions, and that such factors are not reflected in the pricing of fully-converted public companies.

Given the unique characteristics of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for Tempo’s valuation should be comprised of subsidiary institutions of mutual holding companies. The selection of publicly-traded mutual holding companies for the Bank’s Peer Group is consistent with the regulatory guidelines and other recently completed MHC transactions. Further, the Peer Group should be comprised of only

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those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a “second-step” conversion and/or companies whose market prices appear to be distorted by speculative factors or unusual operating conditions. MHCs which have recently completed a minority stock offering have been excluded as well, due to the lack of a seasoned trading history and insufficient quarterly financial data that includes the impact of the offering proceeds. The universe of all publicly-traded institutions is included as Exhibit III-1.

Basis of Comparison

This appraisal includes two sets of financial data and ratios for the Peer Group institutions. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the Peer Group institutions in its public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a “fully-converted” basis through assuming the sale of the majority shares held by the MHCs in public offerings based on their current trading prices and standard assumptions for a thrift conversion offering. Throughout the appraisal, the adjusted figures will be specifically identified as being on a “fully-converted” basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the Peer Group institutions.

Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used in Chapter III to make financial comparisons between the Peer Group and the Bank. The differences between the Peer Group’s reported financial data and the financial data of Tempo are not significant enough to distort the conclusions of the comparison (in fact, such differences are greater in a standard conversion appraisal). The adjusted financial

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data (fully-converted basis) will be more fully described and quantified in the pricing analysis discussed in Chapter IV. The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each Peer Group institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between Peer Group institutions that have sold different percentage ownership interests to the public, and reflect the implied pricing ratios being placed on the Peer Group institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.

Tempo’s Peer Group

Under ideal circumstances, the Peer Group would be comprised of ten publicly-traded Illinois-based MHC institutions with capital, earnings, credit quality and interest rate risk comparable to Tempo. However, given the limited number of publicly-traded institutions in the MHC form of ownership, the selection criteria was necessarily broad-based and not confined to a particular geographic market area. In light of the relatively small asset size of the Bank, the selection criteria used for the Peer Group was the ten smallest publicly-traded MHCs in terms of asset size with seasoned trading histories. One company which met the criteria for asset size and seasoned trading history was excluded due to an announcement of a secondary offering of stock (Alliance Bank MHC of PA). The asset sizes of the Peer Group companies ranged from $128 million to $405 million. The universe of all publicly-traded MHC institutions, exclusive of institutions that have announced second-step conversions, is included as Exhibit III-2 and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies.

Unlike the universe of fully-converted publicly-traded thrifts, which includes approximately 130 companies, the universe of public MHC institutions is small, thereby reducing the prospects of a highly comparable Peer Group. Nonetheless, because the trading characteristics of public MHC institution shares are significantly different from those of fully-converted companies, public MHC institutions were the most appropriate group to consider as Peer Group candidates for this valuation. Relying solely on full stock public companies for the Peer Group would not capture the difference in current market pricing for public MHC

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institutions and thus could lead to distorted valuation conclusions. The federal regulatory agencies have previously concurred with this selection procedure of the Peer Group for MHC valuations. To account for differences between Tempo and the MHC Peer Group in reaching a valuation conclusion, it will be necessary to make certain valuation adjustments. The following discussion addresses financial similarities and differences between Tempo and the Peer Group.

Table 3.1 on the following page lists key general characteristics of the Peer Group companies. Although there are differences among several of the Peer Group members, by and large they are well-capitalized and profitable institutions and their decision to reorganize in MHC form suggests a commonality of operating philosophy. Importantly, the trading prices of the Peer Group companies reflect the unique operating and other characteristics of public MHC institutions. While the Peer Group is not exactly comparable to Tempo, we believe such companies form a good basis for the valuation of Tempo, subject to certain valuation adjustments.

In aggregate, the Peer Group companies maintain a higher level of capitalization relative to the universe of all public thrifts (14.52% of assets versus 11.68% for the all public average), generate comparable earnings on a return on average assets basis (0.51% ROAA versus 0.62% for the all public average), and generate a lower return on equity (3.74% ROE versus 6.31% for the all public average). The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully-converted basis).

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[Table 3.1 is omitted. It has been filed as a paper filing.]

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	All Publicly-Traded	Peer Group Reported Basis	Fully Converted Basis (Pro Forma)
Financial Characteristics (Averages)
Assets ($Mil)	$3,016	$302	$341
Equity/Assets (%)	11.68%	14.52%	23.60%
Return on Assets (%)	0.62	0.51	0.67
Return on Equity (%)	6.31	3.74	2.93

Pricing Ratios (Averages)(1)
Price/Earnings (x)	19.24x	25.92x	27.35x
Price/Book (%)	153.74%	169.16%	90.53%
Price/Assets (%)	18.22	24.94	21.63

(1)	Based on market prices as of December 1, 2006.

The following sections present a comparison of Tempo’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Tempo and the Peer Group. Tempo’s and the Peer Group’s ratios reflect balances as of September 30, 2006, unless otherwise indicated for the Peer Group companies. Tempo’s net worth base of 7.4% was below the Peer Group’s average net worth ratio of 14.5%. The Bank’s pro forma capital position will increase with the addition of stock proceeds and, while remaining below the Peer Group’s ratio following the conversion, such ratio will be more comparable to the Peer Group’s. Tangible equity-to-assets ratios for the Bank’s and the Peer Group equaled 7.4% and 13.6%, respectively, as goodwill and intangibles maintained by the Peer Group equaled 0.9% of assets. The increase in Tempo’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Bank’s higher pro forma capitalization will also result in a relatively low return on equity initially following the stock offering. Both Tempo’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Peer

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[Table 3.2 is omitted. It has been filed as a paper filing.]

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Group’s ratios currently exceeding the Bank’s ratios. On a pro forma basis, the Bank’s regulatory surpluses will likely continue to be less than, but will be more comparable to the Peer Group’s ratios.

The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Tempo and the Peer Group. The Bank’s loans-to-assets ratio of 90.6% exceeded the comparable Peer Group ratio of 66.2%. Comparatively, the Peer Group’s cash and investments-to-assets ratio of 28.0% was above the comparable ratio for the Bank of 7.9%. Overall, Tempo’s interest-earning assets amounted to 98.5% of assets, which exceeded the comparable Peer Group ratio of 94.2%.

Tempo’s funding liabilities reflected a funding strategy that was similar to that of the Peer Group’s funding composition, i.e. primary dependence on deposits with some use of borrowed funds. The Bank’s deposits equaled 73.3% of assets, which was slightly above the comparable Peer Group ratio of 70.2%. Comparatively, borrowings accounted for a higher portion of the Bank’s interest-bearing funding composition, as indicated by borrowings-to-assets ratios of 18.3% and 13.9% for Tempo and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 91.6% and 84.1%, respectively. Following the increase in capital provided by the net proceeds of the stock offering, the Bank’s ratio of interest-bearing liabilities as a percent of assets will be more comparable to the Peer Group’s ratio.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Peer Group’s IEA/IBL ratio is stronger than the Bank’s ratio, based on IEA/IBL ratios of 112.3% and 107.5%, respectively. The additional capital realized from stock proceeds should serve to provide Tempo with an IEA/IBL ratio that that is fairly comparable to the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Tempo’s growth rates are based on annualized growth for the 18-month period ended September 30, 2006, while the Peer Group’s growth rates are based on annual growth for the

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twelve months ended September 30, 2006 or the most recent period available. Tempo’s assets increased at a 14.2% annualized rate, while the Peer Group posted an asset growth rate of 6.4%. The Bank’s asset growth was comparable to the Peer Group in that asset growth was realized through loan growth. Tempo recorded a moderate increase in cash and investments, while the Peer Group funded loan growth in part with cash and investments.

The Bank recorded deposit growth of 15.2% for the period, which along with a 16.0% increase in borrowings, funded the Bank’s asset growth. Comparatively, the Peer Group had a lower deposit growth rate of 8.4%. The Peer Group’s lower overall asset growth rate was a result of a 4.0% decrease in borrowings funded. Capital growth rates posted by the Bank and the Peer Group equaled 6.7% and 0.4%. Factors contributing to the Bank’s higher capital growth rate included its lower level of capital, as well as retention of all of its earnings. Comparatively, while recording a higher return on assets than the Bank, the Peer Group’s capital growth rate was slowed by dividend payments as well as stock repurchases. The increase in capital realized from stock proceeds will likely depress the Bank’s capital growth rate initially following the stock offering. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines could also potentially slow the Bank’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays comparable statements of operations for the Bank and the Peer Group, based on earnings for the twelve months ended September 30, 2006, unless otherwise indicated for the Peer Group companies. Tempo and the Peer Group reported net income to average assets ratios of 0.23% and 0.48%, respectively. The Peer Group maintained comparative earnings advantages with respect to net interest income and non-interest operating income, while lower operating expenses and loan loss provisions and higher net gains represented comparative earnings advantages for the Bank.

The Peer Group’s stronger net interest margin was realized through maintenance of a lower interest expense ratio, which was partially offset by the Bank’s higher interest income ratio. The Bank’s higher interest income ratio was realized through earning a comparable yield

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[Table 3.3 is omitted. It has been filed as a paper filing.]

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on assets (5.69% versus 5.63% for the Peer Group) on a higher concentration of assets maintained as interest-earning assets (98.5% versus 94.2% for the Peer Group). The Peer Group’s lower interest expense ratio was supported by maintenance of a lower cost of funds (2.72% versus 3.34% for the Bank) and maintenance of a lower level of interest-bearing liabilities funding assets (84.1% versus 91.6% for the Bank). Overall, Tempo and the Peer Group reported net interest income to average assets ratios of 2.58% and 2.93%, respectively.

In another key area of core earnings strength, the Bank maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Bank and the Peer Group reported operating expense to average assets ratios of 2.37% and 2.84%, respectively. The lower operating expense ratio maintained the Bank versus the Peer Group was consistent with advantage enjoyed by Tempo in terms of the number of employees maintained relative to their respective asset sizes. Assets per full time equivalent employee equaled $4.6 million for the Bank, versus $4.1 million for the Peer Group. On a post-offering basis, the Bank’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, Tempo’s capacity to leverage operating expenses will be more comparable to the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank’s earnings were slightly stronger than the Peer Group’s. Expense coverage ratios posted by Tempo and the Peer Group equaled 1.09x and 1.03x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

As noted above, sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings. Non-interest operating income equaled 0.67% and 0.13% of the

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Peer Group’s and Tempo’s average assets, respectively. Taking non-interest operating income into account in comparing the Bank’s and the Peer Group’s earnings, Tempo’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 87.5% was less favorable than the Peer Group’s efficiency ratio of 78.9%.

Loan loss provisions had a slightly larger impact on the Peer Group’s earnings, with loan loss provisions established by the Bank and the Peer Group equaling 0.02% and 0.06% of average assets, respectively. The relatively minor impact of loan loss provisions on the Bank’s and the Peer Group’s earnings were indicative of their generally favorable credit quality measures and low risk lending strategies.

Net gains realized from the sale of assets or other non-operating items were a slightly larger contributor to the Bank’s earnings, as the Bank reported net gains equal to 0.05% of average assets versus a net loss equal to 0.03% of average assets reported by the Peer Group. Typically, gains and losses generated from the sale of assets or other sources are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, even though Tempo does not sell loans, such gains may be considered to be an ongoing activity for an institution particularly during periods of low interest rates and, therefore, warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Extraordinary items were not a factor in either the Bank’s or the Peer Group’s earnings.

Taxes had a more significant impact on the Bank’s earnings, as Tempo and the Peer Group posted effective tax rates of 39.6% and 22.20%, respectively. As indicated in the prospectus, the Bank’s effective marginal tax rate is equal to 39.0%.

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Loan Composition

Table 3.4 presents data related to the Bank’s and the Peer Group’s loan portfolio compositions and investment in mortgage-backed securities. The Bank’s composition of assets reflected a much higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities as maintained by the Peer Group (80.4% of assets versus 50.7% for the Peer Group). The Bank’s and the Peer Group’s ratios resulted from the Bank maintaining a higher concentration of 1-4 family loans, which was only modestly offset by the higher concentration of mortgage-backed securities maintained by the Peer Group. Loans serviced for others equaled 0.0% and 6.9% of the Bank’s and the Peer Group’s assets, respectively, thereby indicating a greater influence of mortgage banking activities on the Peer Group’s operations. Servicing intangibles were not significant for either the Bank or the Peer Group.

Lending activities in higher risk type loans was greater for the Peer Group. Consumer loans (including home equity loans) represented a noticeable area of lending activities beyond residential lending for the Bank (5.6% of assets), followed by commercial real estate/multi-family loans (3.1% of assets) and construction and land loans (1.8% of assets). The Peer Group’s lending activities other than residential loans consisted primarily of commercial real estate/multi-family loans (9.1% of assets), while other areas of lending for the Peer Group were fairly evenly distributed between the other loan types shown in Table 3.4. Lending activities were less significant for the Bank in all lending areas except for consumer loans. Overall, the Bank’s lower degree of lending activities other than residential loans translated into a lower risk weighted assets-to-assets ratio of 53.7%, versus a comparable Peer Group ratio of 56.7%.

Credit Risk

Overall, the credit risk factors associated with Tempo’s and the Peer Group’s balance sheets were considered to be indicative of somewhat higher credit risk exposure for the Bank. As shown in Table 3.5, the Bank’s ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 1.1% of assets as of September 30, 2006, which was above the comparable Peer Group ratio of 0.3%. At the same date, the Bank had a balance of non-performing loans equal to 1.2% of total loans. Comparatively, the Peer Group’s non-performing

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[Table 3.4 is omitted. It has been filed as a paper filing.]

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[Table 3.5 is omitted. It has been filed as a paper filing.]

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loans/loans ratio equaled 0.3%. The Bank maintained much lower levels of loss reserves as a percent of total loans (0.17% versus 0.78% for the Peer Group), total non-performing assets and accruing loans that are more than 90 days past due (14.6% versus 204.2% for the Peer Group) and as a percent of loans (0.2% versus 0.8% for the Peer Group). Net loan charge-offs reported by the Peer Group were $19,000, while the Bank recorded $13,000.

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group companies. In terms of balance sheet composition, Tempo’s interest rate risk characteristics were considered to be less favorable than the Peer Group’s. Most notably, Tempo’s lower tangible capital position and lower IEA/IBL ratio indicate a greater dependence on the yield-cost spread to sustain the net interest margin. However, a lower level of non-interest earning assets represented an advantage for the Bank with respect to capacity to generate net interest income and, in turn, limit the interest rate risk associated with the balance sheet. On a pro forma basis, the infusion of stock proceeds should provide the Bank with more comparable balance sheet interest rate risk characteristics as maintained by the Peer Group, particularly with respect to the increases that will be realized in the Bank’s equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Tempo and the Peer Group. In general, the more significant fluctuations in the Bank’s ratios implied that the interest rate risk associated with the Bank’s net interest income was greater compared to the Peer Group’s, based on the interest rate environment that prevailed during the period covered in Table 3.6. The stability of the Bank’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Tempo’s assets and the proceeds will be substantially deployed into interest-earning assets.

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[Table 3.6 is omitted. It has been filed as a paper filing.]

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Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Tempo. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

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IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology used to determine Tempo’s estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Bank and the Peer Group, and determination of the Bank’s pro forma market value utilizing the market value approach.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution. The FDIC, state banking agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. As previously noted, the appraisal guidelines for MHC offerings are somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a peer group of comparable publicly-traded MHC institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) the pro forma market value of the subject company is determined based on the market pricing of the peer group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions and MHC offerings must be considered.

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RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed conversions and stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

The pro forma market value determined herein is a preliminary value for the Bank’s to-be-issued stock. Throughout the MHC process, RP Financial will: (1) review changes in the Bank’s operations and financial condition; (2) monitor the Bank’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, standard conversion offerings, both regionally and nationally. If material changes should occur prior to the close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Tempo’s value, the market value of the stocks of public MHC institutions, or Tempo’s value alone. To the extent a change in factors impacting the Bank’s value can be

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reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Tempo coming to market at this time.

1. Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank’s and the Peer Group’s financial strengths are noted as follows:

•	Overall A/L Composition. Loans funded by retail deposits were the primary components of both Tempo’s and the Peer Group’s balance sheets. The Bank’s interest-earning asset composition exhibited a higher concentration of loans, but a high concentration of fixed rate loans and a lesser degree of diversification into higher risk and higher yielding types of loans. Overall, the Bank’s asset composition provided for a comparable yield earned on interest-earning assets and a slightly lower risk weighted assets-to-assets ratio in comparison to the Peer Group. Tempo’s funding composition reflected a higher level of deposits and a higher level of borrowings in comparison to the Peer Group’s ratios, although the Peer Group maintained a lower cost of funds than the Bank. Overall, as a percent of assets, the Bank maintained higher levels of interest-earning assets and interest-bearing liabilities, which translated into a lower IEA/IBL ratio for the Bank. After factoring in the impact of the net stock proceeds, the Bank’s IEA/IBL ratio will be more comparable to the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a slightly negative factor in our adjustment for financial condition.

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•	Credit Quality. Tempo reported a higher ratio of non-performing assets to assets than the Peer Group, and loss reserves as a percent of loans and non-performing assets were higher for the Peer Group, while net loan charge-offs were nominally higher for the Peer Group. As noted above, the Peer Group’s risk weighted assets-to-assets ratio was higher than the Bank’s ratio. Overall, RP Financial concluded that a slight downward adjustment was necessary for financial condition.

•	Balance Sheet Liquidity. The Peer Group operated with a higher level of cash and investment securities relative to the Bank (28.0% of assets versus 7.9% for the Bank). Following the infusion of stock proceeds, the Bank’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Bank’s future borrowing capacity was considered to be slightly less than the Peer Group’s, given that the Bank borrowings-to-assets ratio was more than the comparable Peer Group ratio. Overall, RP Financial concluded that no adjustment was warranted for the Bank’s liquidity.

•	Funding Liabilities. The Bank’s interest-bearing funding composition reflected a slightly higher concentration of deposits and borrowings relative to the comparable Peer Group ratios. In conjunction with the Bank’s greater utilization of borrowings, Tempo’s overall cost of funds was slightly higher than the Peer Group’s. The Bank’s higher cost of funds could in part be attributed to a deposit composition that is concentrated in relatively higher costing CDs and a greater proportion of borrowed funds. Total interest-bearing liabilities as a percent of assets were higher for the Bank compared to the Peer Group ratio, which was attributable to Tempo’s lower capital position. Following the stock offering, the increase in the Bank’s capital position should provide Tempo with a more comparable level of interest-bearing liabilities as maintained by the Peer Group. Overall, RP Financial concluded that no adjustment was warranted for Tempo’s funding composition.

•	Capital. The Peer Group operates with a higher equity-to-assets ratio than the Bank, and following the stock offering, Tempo’s pro forma capital position will continue to be lower than the Peer Group’s equity-to-assets ratio. The increase in the Bank’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Bank’s more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a negative factor in our adjustment for financial condition.

On balance, Tempo’s balance sheet strength was slightly weaker than the Peer Group’s, so a slight downward adjustment was applied for the Bank’s financial condition.

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2. Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•	Reported Earnings. The Bank’s reported earnings were lower than the Peer Group’s on a ROAA basis (0.23% of average assets versus 0.48% for the Peer Group). The Peer Group maintained a higher net interest margin, higher level of non-interest operating income and lower effective tax rate, which was partially offset by the Bank’s slightly lower levels of operating expenses and loan loss provisions. The lower net interest margin was due to a much higher cost of funds. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Bank’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. Overall, the Bank’s reported earnings were considered to be less favorable than the Peer Group’s and, thus, the Bank’s reported earnings were considered as a negative factor in our adjustment for the Bank’s profitability growth and viability of earnings.

•	Core Earnings. Both the Bank’s and the Peer Group’s earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Bank operated with a lower net interest margin, a lower operating expense ratio and a lower level of non-interest operating income. The Bank’s lower ratios for net interest income and operating expenses translated into a slightly higher expense coverage ratio compared to the Peer Group’s ratio (1.09x versus 1.03x for the Peer Group). Similarly, the Bank’s efficiency ratio of 87.5% was less favorable than the Peer Group’s efficiency ratio of 78.9%, as the Bank’s lower operating expense ratio was more than offset by the Peer Group’s more favorable ratios for net interest income and non-interest operating income. Loss provisions had a slightly larger impact on the Peer Group’s earnings, while the Bank had a higher effective tax rate than indicated for the Peer Group. Overall, these measures, as well as the expected earnings benefit the Bank should realize from the redeployment of stock proceeds into interest-earning assets net of the additional expenses associated with the stock benefit plans, indicate that the Bank’s core earnings will likely continue to be less favorable than the Peer Group’s. Accordingly, the Bank’s core earnings were considered a negative factor in our adjustment for the Bank’s profitability growth and viability of earnings.

•	Interest Rate Risk. Quarterly changes in the Bank’s and the Peer Group’s net interest income to average assets ratios indicated that a higher degree of volatility was associated with the Bank’s net interest margin, mainly because of the recently

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higher interest expense ratios due to the Bank’s high CD concentration and borrowings. Other measures of interest rate risk, such as capital and IEA/IBL ratios were more favorable for the Peer Group with the exception of the Bank’s lower ratio for non-interest-earning assets, thereby indicating a lower dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with equity-to-assets and IEA/ILB ratios that continue to be below the Peer Group ratios. However, on balance, this was a negative factor in our adjustment for profitability, growth and viability of earnings.

•	Credit Risk. Loan loss provisions were a slightly larger factor in the Peer Group’s earnings. In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was smaller for the Bank and the Bank maintained a higher concentration of assets in loans. The Bank’s and the Peer Group’s credit quality measures indicated that the Bank had higher levels of non-performing assets, all in residential assets, while the Peer Group maintained higher levels of reserves as a percent of loans and non-performing assets. Overall, RP Financial concluded that earnings credit risk was a negative factor in our adjustment for profitability, growth and viability of earnings.

•	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Bank’s historical growth reflected an increase in assets because of stronger loan growth for the period, while the Peer Group’s slightly weaker loan growth still supported asset growth for the period. Second, the infusion of stock proceeds will increase the Bank’s earnings growth potential with respect to leverage capacity, however there will be a more limited leverage capacity post conversion compared to the Peer Group. Lastly, the Peer Group’s higher level of non-interest operating income implies greater earnings growth potential and sustainability of earnings during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, this was a negative factor in our adjustment for profitability, growth and viability of earnings.

•	Return on Equity. The Bank’s current return on equity is lower than the Peer Group’s return on equity ratio. As the result of the increase in capital that will be realized from the infusion of net stock proceeds into the Bank’s equity, combined with the Bank’s lower return on assets, the Bank’s pro forma return on equity on a core earnings basis will be well below the Peer Group’s return on equity ratio. Accordingly, this was a negative factor in the adjustment for profitability, growth and viability of earnings.

Overall, based on the downward adjustments described above, we concluded that a significant downward adjustment was warranted for these factors.

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3. Asset Growth

Over the most recent 12 month period, the Bank recorded stronger asset growth than the Peer Group, as the Peer Group experienced a small percentage of growth in assets that resulted from a decline in cash and investments that was only partially negated by modest loan growth for the period. Comparatively, the Bank recorded a 14.2% increase in assets, which was largely achieved through loan growth. Loan growth was stronger for the Bank (15.6% versus 11.9% loan growth for the Peer Group). The Bank has had higher historical growth, however, such growth was attained through higher cost CDs and borrowings. The Bank’s current lower capital position compared to the Peer Group places the Bank at a disadvantage in terms of future growth potential. On a pro forma basis, the Bank’s tangible equity-to-assets ratio will continued to be lower to the Peer Group’s tangible equity-to-assets ratio, indicating lower future leverage capacity for the Bank. Accordingly, on balance, we believe a slight downward valuation adjustment was warranted for this factor.

4. Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Overall, Clinton County, Madison County, and St. Clair County, Illinois are considered to account for the major portion of the Bank’s deposit and lending activities. Operating in a market area that is a close distance to a major metropolitan area (St. Louis, MO-IL metropolitan statistical area) provides the Bank with growth opportunities, but such growth must be achieved in a highly competitive market environment. The Bank competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by Tempo. The competitiveness of the three county market area is highlighted by the Bank’s nominal deposit market share.

Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-3. The Peer Group companies are located within a range of rural and urban areas with a similar level of per capita income compared to Clinton County. Clinton County’s projected population growth rate was below the comparable Peer Group

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average and median growth rates. The average and median deposit market shares maintained by the Peer Group companies were significantly above the Bank’s market share of deposits in Clinton County. Overall, the degree of competition faced by the Peer Group companies was viewed as similar to the Bank in Clinton County. As shown in Table 4.1, September 2006 unemployment rates for the majority of the markets served by the Peer Group companies were generally comparable or above the unemployment rate reflected for Clinton County. On balance, we concluded that no adjustment was appropriate for the Bank’s market area.

Table 4.1

Market Area Unemployment Rates

Tempo and the Peer Group Companies(1)

	County	September 2006 Unemployment
Tempo - IL	Clinton	4.1%

The Peer Group
Naugatuck Valley Fin.. MHC – CT	New Haven	5.0%
Heritage Financial MHC - GA	Dougherty	6.1
Colonial Bankshares MHC - NJ	Cumberland	7.0
Greene County Bancorp MHC – NY	Greene	4.3
Cheviot Financial Corp. MHC – OH	Hamilton	4.8
Pathfinder Bancorp MHC – NY	Oswego	5.1
FedFirst Financial Corp. MHC - PA	Westmoreland	4.3
Kentucky First Federal Banc. MHC - KY	Perry	5.9
Jacksonville Bancorp MHC - IL	Morgan	4.1
Gouverneur Bancorp MHC – NY	St. Lawrence	4.8

	Peer Group Average	5.1%

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5. Dividends

At this time the Bank has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum

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capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Eight out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.20% to 3.83%. The average dividend yield on the stocks of the Peer Group institutions equaled 2.43% as of December 1, 2006. As of December 1, 2006, approximately 88% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.55%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

Our valuation adjustment for dividends for Tempo also considered the regulatory policy with regard to waiver of dividends by the MHC. Under current policy, any waiver of dividends by an FDIC regulated MHC requires that the minority stockholders’ ownership interest be reduced in a second-step conversion to reflect the cumulative waived dividend account. Comparatively, no adjustment for waived dividends is required for OTS regulated companies in a second-step conversion. As an MHC operating under OTS regulation, the Bank will be subject to the same regulatory dividend policy as all of the Peer Group companies, as all of the Peer Group companies also operate under OTS regulation pursuant to the dividend waiver policy. Accordingly, we believe that to the extent Tempo’s pro forma market value would be influenced by the OTS’ dividend policy regarding MHC institutions, it has been sufficiently captured in the pricing of the Peer Group companies.

While the Bank has not established a definitive dividend policy prior to converting, the Bank’s lower pro forma equity/assets ratio and lower pro forma profitability restricts the ability to pay a competitive dividend. On balance, we concluded that a slight downward adjustment was warranted for purposes of the Bank’s dividend policy.

6. Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. Nine of the Peer Group members trade on the NASDAQ system and one Peer Group member trades on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock.

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The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $11.7 million to $56.9 million as of December 1, 2006, with average and median market values of $31.4 million and $29.0 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 880,000 to 4.0 million, with average and median shares outstanding of 2.4 million and 2.5 million, respectively. The Bank’s minority stock offering is expected to have a pro forma market value that is well below the range of market values indicated for the Peer Group companies, while the number of public shares outstanding for the Bank is expected to be below the average and median number of shares outstanding indicated for the Peer Group. It is anticipated that the Bank’s stock will be listed for trading on the OTC Bulletin Board following the stock offering, which generally suggests lower liquidity compared to a stock listed on NASDAQ or an exchange. Overall, we anticipate that the Bank’s public stock will have a less liquid trading market as the Peer Group companies on average and, therefore, concluded a slight downward adjustment was necessary for this factor.

7. Marketing of the Issue

Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Bank’s to-be-issued stock.

A. The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory

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issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Stocks fluctuated in first half of December 2005, as strong economic news and higher oil prices renewed concerns about inflation and rising interest rates. Acquisitions in the technology and pharmaceutical industries, along with some positive economic news showing a dip in unemployment claims and strong third quarter GDP growth, provided a boost to the broader stock market heading into late-December. However, the gains were not sustained through the end of the year, as higher oil prices, inflation concerns and the inversion of the yield curve pulled stocks lower in late-December.

The broader stock market rallied higher at the start of 2006 on indications that the Federal Reserve was nearing an end to the current cycle of rate increases. In the second week of January, the Dow Jones Industrial Average (“DJIA”) closed above 11000 for the first time since before September 11, 2001. Higher oil prices, some disappointing fourth quarter earnings and worries about Iran pushed stocks lower in mid-January, which was followed by a rebound in the broader stock market in late-January. The late-January gains were supported by some favorable fourth quarter earnings and economic news showing strong December orders for durable goods and lower than expected unemployment. Mixed reaction to some fourth quarter earnings reports and concerns about the housing market cooling off provided for a choppy market during the first half of February. Some favorable economic data, which included a surge in January retail sales and only a slight rise in core consumer prices for January, supported gains in the broader stock market heading into late-February. Major indexes approached multi-year highs in late-February, before faltering at the end of February on economic data showing a decline in consumer confidence and the housing market slowing down. However, in early-March 2006, stocks trended lower on concerns that rising global interest rates would hurt corporate profits. Stocks rebounded in mid-March, as economic data showing steady economic growth and little consumer inflation helped to lift the DJIA to a four and one-half year high. Stocks trended lower at the close of the first quarter on interest rate worries, as the Federal Reserve lifted rates another quarter point and hinted at more increases to come.

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The broader stock market traded up at the start of the second quarter of 2006, reflecting optimism about first quarter earnings and that tame inflation would bring an end to rate increases by the Federal Reserve. Higher oil prices curbed the positive trend in stocks during mid-April, which was followed by the biggest gain of the year for the DJIA. The release of the minutes from the Federal Reserve’s March meeting, which signaled that the Federal Reserve was about to stop raising rates served as the catalyst to the rally. Stocks generally edged higher through the end of April, as investors focused on strong first quarter earnings reports by a number of blue chip stocks. However, the positive trend was somewhat subdued by new inflation fears resulting from March economic data. Lower oil prices and a strong retail sales report for April helped to lift the DJIA to a six year high in early-May. Stocks traded flat on news of another rate increase by the Federal Reserve, which was followed by a sharp sell-off in mid-May as a larger than expected rise in April consumer prices sparked inflation fears. An upward revision to first quarter GDP growth provided a boost to stocks heading into late-May, but the rally was cut short as a drop in consumer-confidence numbers for May and concerns of slower economic growth hurting corporate profits spurred another sell-off in late-May. Despite closing up on the last day of May, the month of May was the worst monthly performance for the DJIA in eleven months.

The down turn in the broader stock market continued during the first part of June 2006, as stocks tumbled after an inflation warning by the Federal Reserve Chairman stoked fears of future rate increases. Comparatively, stocks rallied in mid-June following reassuring inflation comments by the Federal Reserve Chairman. Higher interest rates dampened the rally ahead of the Federal Reserve meeting in late-June. Stocks surged higher following the Federal Reserve meeting in late-June, as comments from the Federal Reserve served to calm inflation worries and raised expectations of an end to the current cycle of rate increases.

Geopolitical turmoil and higher oil prices pulled stocks lower at the start of the third quarter of 2006. The broader stock market rallied briefly in mid-July on comments from the Federal Reserve that hinted at the possibility of a pause in the current cycle of rate increases and some favorable second quarter earnings reports. After trading in a narrow range during late-July and early-August, stocks retreated following the Federal Reserve meeting in August. While the Federal Reserve left rates unchanged, stocks declined on concerns of an economic slow

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down. Favorable inflation data reflected in wholesale and retail prices for July provided a boost to stocks in mid-August. Stocks traded in a narrow range before strengthening at the end of August, as oil prices dropped below $70 a barrel for the first time in two months and the unemployment rate for August dropped to 4.7%. The DJIA moved to a four-month high in mid-September, with further declines in oil prices and the Federal Reserve’s decision to leave rates unchanged helping to sustain the positive trend. Stocks retreated modestly heading into late-September, as investors reacted negatively to an economic report showing a slow down in business activity in the Mid-Atlantic region. Lower oil prices and a strong consumer sentiment report helped stocks to rally at the close of the third quarter.

The broader stock market rally was sustained into the fourth quarter of 2006, as the DJIA moved to an all-time high in early-October. Lower oil prices and growing expectations that the next move by the Federal Reserve would be to cut rates extended the stock market rally into mid-October, with the DJIA approaching the 12000 mark. The DJIA closed above 12000 heading into late-October, with optimism about corporate earnings, the Federal Reserve’s decision to hold rates steady and lower oil prices sustaining the rally. Despite a slight pullback at the end of October, the 3.4% gain in DJIA for October was the best monthly gain since November 2005. Stocks continued to edge lower at the beginning of November, but then rebounded strongly in mid-November. Favorable inflation data reflected in wholesale and consumer prices for October, merger news and upbeat comments by the Federal Reserve about interest rates were factors that contributed to rally in the broader market. Stocks traded in a narrow range ahead of the holiday shopping season in late-November. As an indication of the general trends in the nation’s stock markets over the past year, as of December 1, 2006, the DJIA closed at 12194.13 an increase of 11.7% from one year ago and an increase of 13.8% year-to-date, and the NASDAQ closed at 2413.21 an increase of 6.4% from one year ago and an increase of 9.4% year-to-date. The Standard & Poors 500 Index closed at 1396.71 on December 1, 2006, an increase of 10.4% from one year ago and an increase of 11.9% year-to-date.

The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift issues have paralleled trends in the broader market. Thrift issues generally eased lower during early-December 2005, reflecting concerns about higher interest rates and the strength of the housing market. Signals from the Federal Reserve that it could stop raising rates

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sometime in 2006 and easing inflation fears on lower than expected revised third quarter GDP growth lifted thrift stocks going into late-December. However, weakness in the broader market and an inverted yield curve pressured thrift stocks lower at year end.

Thrift stocks participated in the broader stock market rally at the beginning of the New Year, as interest rate sensitive issues benefited from news that rate increases by the Federal Reserve may be nearing an end. Thrift stocks continued to parallel the broader market in mid-January, as the sector traded down following some disappointing fourth quarter earnings caused by net interest margin compression. Short covering and a slight improvement in the yield curve provided for a brief rebound in thrift stocks in late-January 2006, followed by a downward move in the sector at the end of January as investors anticipated another rate hike by the Federal Reserve. The downward trend in thrift stocks continued through mid-February, reflecting concerns that valuations were too high in light of a number of thrift issues experiencing a weaker earnings outlook due to spread compression resulting from the inverted yield curve. Thrift stocks strengthened along with the broader market heading into late-February, as mortgage lenders benefited from inflation data that showed only a small rise in core consumer prices for January and news that housing starts surged in January. Comparatively, reports of declining home sales, lower consumer confidence and higher oil prices depressed thrift stocks at the end of February and the first week of March. Thrift stocks rebounded in conjunction with the broader market in mid-March 2006, as interest rate sensitive issues benefited from tame inflation data reflected in the February consumer price index. The proposed acquisition of North Fork Bancorp by Capital One helped to further the advance in thrift stocks, particularly in the Northeast states. Higher interest rates pushed thrift stocks lower in late-March, particularly after the Federal Reserve increased rates another quarter point and indicated that more rate increases were likely.

Thrift issues traded in a narrow range during the first half of April 2006, in which mixed earnings reports and concerns about interest rates and inflation provided for an uneven trading market. Thrift stocks spiked higher in conjunction with the broader market heading into the second half of April, as investors reacted favorably to news that the Federal Reserve was contemplating an end to rate increases during its March meeting. The rally in thrift stocks was short-lived, with renewed concerns about interest rates and inflation providing for a modest pull

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back in thrift stocks during late-April. However, thrift stocks rebounded at the end of April, as comments from the Federal Reserve Chairman fueled speculation that the current cycle of Federal Reserve rate hikes may be nearing an end.

Strength in the broader market sustained a rally in thrift stocks during early-May. Higher interest rates, weakness in the broader market and a drop in consumer confidence pushed thrift stocks lower in mid-May. Inflation fears continued the slide in thrift stocks in late-May, although thrift stocks closed out May advancing in conjunction with the broader market. Inflation fears, sparked by comments from the Federal Reserve Chairman, pulled thrift stocks lower along with the broader market in early-June. Acquisition speculation helped thrift stocks to stabilize ahead of the broader market heading into mid-June. Interest rate concerns weighed on thrift stocks in mid-June, although thrift stocks moved higher following comments from the Federal Reserve Chairman that eased inflationary concerns. Thrift stocks traded in a narrow range ahead of the Federal Reserve meeting in late-June and then rallied strongly following statements from the Federal Reserve that hinted at the possibility of taking a break from raising interest rates further.

Activity in thrift stocks was neutral at the beginning of the third quarter of 2006, which was followed by a downturn in thrift stocks along with the broader market in mid-July. Comments from the Federal Reserve indicating expectations of inflation moderating and some positive second quarter earnings sparked a brief rally in thrift stocks, which was followed by a pull back in late-July. Earnings falling short of expectations due to margin compression contributed to the sell-off in thrift stocks. Thrift stocks bounced higher in early-August, as July employment data provided signs of a slowing economy and increased expectations that the Federal Reserve would stop raising rates. Mortgage data showing a drop in loan fundings reversed the positive trend in thrift stocks heading into mid-August, which was followed by an upturn in mid-August as thrift stocks participated in the broader market rally that was powered by favorable inflation data. Thrift stocks trended lower in late-August, reflecting concerns of a slowdown in housing. A favorable August employment report provided a boost to the thrift sector at the beginning of September. Inflationary fears prompted a brief sell-off in thrift stocks heading into mid-September, which was followed by a rebound as falling oil prices benefited stocks in general.

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Thrift stocks advanced at the start of the fourth quarter of 2006, based on economic data that suggested the economy was slowing and comments from the Federal Reserve Chairman that raised hopes of a decline in short-term interest rates. Acquisition news and strength in the broader market sustained the upward trend in thrift stocks into mid-October. Thrift stocks sold off with the broader market at the end of October and into early-November, as economic data showing slower growth raised concerns for some investors. Strength in the broader market supported a rebound in thrift stocks ahead of the national elections. Favorable inflation data boosted thrifts stocks along with the broader market in mid-November. Weaker than expected housing data pressured thrift stocks lower heading into late-November. On December 1, 2006, the SNL Index for all publicly-traded thrifts closed at 1,791.5 an increase of 11.9% from one year ago and an increase of 10.8% year-to-date. As of the same date, the SNL MHC Index for all publicly-traded thrifts closed at 3,837.5 an increase of 29.2% from one year ago and an increase of 31.8% year-to-date.

B. The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

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The market for converting thrift issues has been relatively stable over the past several quarters, with most converting issues having successful offerings and reflecting modest price appreciation in initial trading activity. In general, investor interest in smaller offerings with resulting less liquid trading markets has been for the most not as strong compared to larger offerings with more liquid trading markets. As shown in Table 4.2, one second-step conversion offering and three mutual holding company offerings were the only offerings completed during the past three months. All four of the recent offerings were closed at the top of their super ranges. The mutual holding company offerings are considered to be more relevant for purposes of our analysis. On a fully-converted basis, the average closing pro forma price/tangible book ratio of the recent MHC offerings equaled 78.6%. On average, the prices of the recent MHC offerings reflected price appreciation of 28.2% and 30.8% after the first week and first month of trading, respectively. As of December 1, 2006, the three recent MHC offerings reflected average price appreciation of 38.4%.

Shown in Table 4.3 are the current pricing ratios for Citizen Community Bancorp, which is the only company that completed a fully-converted offering during the past three months. Citizen Community’s offering was a second-step conversion, which tend to be priced higher on a P/TB basis than a standard conversion. The current P/TB ratio of Citizens Community equaled 99.7%. Citizens Community’s closing stock price on December 1, 2006 was 3.3% below its IPO price.

C. The Acquisition Market

Also considered in the valuation was the potential impact on Tempo’s stock price of recently completed and pending acquisitions of other savings institutions operating in Illinois. As shown in Exhibit IV-4, there were thirteen Illinois thrift acquisitions completed from the beginning of 2003 through year-to-date 2006, and there is currently one acquisition pending for Illinois savings institutions. To the extent that speculation of a re-mutualization may impact the Bank’s valuation, we have largely taken this into account in selecting companies which operate in the MHC form of ownership. Accordingly, the Peer Group companies are considered to be subject to the same type of acquisition speculation that may influence Tempo’s trading price.

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Page 4.18

Table 4.2

Pricing Characteristics and After-Market Trends

Recent Conversions Completed (Last Three Months)

											Contribution to Charitable Found.		Insider Purchases				Initial Dividend Yield
			Pre-Conversion Data										% Off Incl. Fdn.			Mgmt.& Dirs.
Institutional Information			Financial Info.		Asset Quality		Offering Information				Form	% of Offering	Benefit Plans
Institution	Conver. Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offered	% of Mid.	Exp./ Proc.			ESOP	Recog. Plans	Stk Option
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)
Standard Conversions
NONE

Second Step Conversions
Citizens Comm Bncp, Inc. of WI	11/1/06	CZWI-NASDAQ	$267	11.25%	0.44%	69%	$52.9	74%	132%	2.6%	N.A.	N.A.	6.5%	3.2%	8.1%	1.1%	1.00%
Averages - Second Step Conversions:			$267	11.25%	0.44%	69%	$52.9	74%	132%	2.6%	N.A.	N.A.	6.5%	3.2%	8.1%	1.1%	1.00%
Medians - Second Step Conversions:			$267	11.25%	0.44%	69%	$52.9	74%	132%	2.6%	N.A.	N.A.	6.5%	3.2%	8.1%	1.1%	1.00%

Mutual Holding Company Conversions
Ben Franklin Financial, Inc., IL*	10/19/06	BFFI-OTCBB	$110	7.56%	0.37%	124%	$8.9	45%	132%	7.8%	N.A.	N.A.	8.7%	4.4%	10.9%	9.6%	0.00%
ViewPoint Financial Group, TX	10/3/06	VPFG-NASDAQ	$1,495	7.20%	0.25%	192%	$116.0	45%	132%	2.4%	N.A.	N.A.	8.0%	4.0%	10.0%	1.7%	0.00%
Fox Chase Bancorp, Inc., PA	10/2/06	FXCB-NASDAQ	$736	8.53%	0.59%	187%	$64.0	45%	132%	3.1%	C/S	150K/2.11%	8.8%	4.4%	11.0%	4.5%	0.00%
Averages -Mutual Holding Company Conversions:			$780	7.76%	0.40%	168%	$63.0	45%	132%	4.4%	NA	NA	8.5%	4.3%	10.6%	5.3%	0.00%
Medians - Mutual Holding Company Conversions:			$736	7.56%	0.37%	187%	$64.0	45%	132%	3.1%	NA	NA	8.7%	4.4%	10.9%	4.5%	0.00%

Averages - All Conversions:			$652	8.64%	0.41%	143%	$60.5	52%	132%	4.0%	NA	NA	8.0%	4.0%	10.0%	4.2%	0.25%
Medians - All Conversions:			$501	8.05%	0.41%	156%	$58.4	45%	132%	2.9%	NA	NA	8.4%	4.2%	10.4%	3.1%	0.00%

									IPO Price	Post-IPO Pricing Trends
			Pro Forma Data							Closing Price:
Institutional Information			Pricing Ratios(3)			Financial Charac.				First Trading Day	% Change	After First Week(4)	% Change	After First Month(5)	% Change	Thru 12/1/06	% Change
Institution	Conver. Date	Ticker	P/TB	Core P/E	P/A	Core ROA	TE/ A	Core ROE
			(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
NONE

Second Step Conversions
Citizens Comm Bncp, Inc. of WI	11/1/06	CZWI-NASDAQ	103.1%	54.2x	22.7%	0.4%	22.0%	1.7%	$10.00	$9.75	-2.5%	$9.90	-1.0%	$9.67	-3.3%	$9.67	-3.3%
Averages - Second Step Conversions:			103.1%	54.2x	22.7%	0.4%	22.0%	1.7%	$10.00	$9.75	-2.5%	$9.90	-1.0%	$9.67	-3.3%	$9.67	-3.3%
Medians - Second Step Conversions:			103.1%	54.2x	22.7%	0.4%	22.0%	1.7%	$10.00	$9.75	-2.5%	$9.90	-1.0%	$9.67	-3.3%	$9.67	-3.3%

Mutual Holding Company Conversions
Ben Franklin Financial, Inc., IL*	10/19/06	BFFI-OTCBB	80.0%	45.4x	15.7%	0.2%	13.1%	1.8%	$10.00	$10.70	7.0%	$10.57	5.7%	$10.65	6.5%	$10.60	6.0%
ViewPoint Financial Group, TX	10/3/06	VPFG-NASDAQ	78.1%	64.9x	15.0%	0.2%	13.0%	1.1%	$10.00	$14.99	49.9%	$15.07	50.7%	$15.45	54.5%	$17.07	70.7%
Fox Chase Bancorp, Inc., PA	10/2/06	FXCB-NASDAQ	77.6%	50.4x	17.0%	0.2%	14.7%	1.5%	$10.00	$12.95	29.5%	$12.81	28.1%	$13.14	31.4%	$13.85	38.5%
Averages -Mutual Holding Company Conversions:			78.6%	53.6x	15.9%	0.2%	13.6%	1.5%	$10.00	$12.88	28.8%	$12.82	28.2%	$13.08	30.8%	$13.84	38.4%
Medians - Mutual Holding Company Conversions:			78.1%	50.4x	15.7%	0.2%	13.1%	1.5%	$10.00	$12.95	29.5%	$12.81	28.1%	$13.14	31.4%	$13.85	38.5%

Averages - All Conversions:			84.7%	53.7x	17.6%	0.3%	15.7%	1.5%	$10.00	$12.10	21.0%	$12.09	20.9%	$12.23	22.3%	$12.80	28.0%
Medians - All Conversions:			79.1%	52.3x	16.3%	0.2%	13.9%	1.6%	$10.00	$11.83	18.3%	$11.69	16.9%	$11.90	19.0%	$12.23	22.3%
															December 1, 2006

Note: * - Appraisal performed by RP Financial; "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.
(2)	As a percent of MHC offering for MHC transactions.
(3)	Does not take into account the adoption of SOP 93-6.
(4)	Latest price if offering is less than one week old.
(5)	Latest price if offering is more than one week but less than one month old.
(6)	Mutual holding company pro forma data on full conversion basis.
(7)	Simultaneously completed acquisition of another financial institution.
(8)	Simultaneously converted to a commercial bank charter.
(9)	Former credit union.

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[Table 4.3 is omitted. It has been filed as a paper filing.]

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* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8. Management

Tempo’s management team appears to have experience and expertise in all of the key areas of the Bank’s operations. Exhibit IV-5 provides summary resumes of Tempo’s Board of Directors and senior management. The financial characteristics of the Bank suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Bank’s present organizational structure. The Bank currently does not have any senior management positions that are vacant.

Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9. Effect of Government Regulation and Regulatory Reform

In summary, as a federally-insured savings institution operating in the MHC form of ownership, Tempo will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. Accordingly, no adjustment has been applied for the effect of government regulation and regulatory reform.

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Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Table 4.4

Valuation Adjustments

Sugar Creek Financial Corp.

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Downward
Profitability, Growth and Viability of Earnings	Significant Downward
Asset Growth	Slight Downward
Primary Market Area	No Adjustment
Dividends	Slight Downward
Liquidity of the Shares	Slight Downward
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Basis of Valuation - Fully-Converted Pricing Ratios

As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a “fully-converted” basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; (4) the regulatory policies regarding the dividend waiver policy by MHC institutions; and (5) the middle-tier structure maintained by most MHCs facilitates the ability for stock repurchases. The above characteristics of MHC shares have provided MHC shares with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes. Using the per-share and pricing information of the Peer Group on a fully-converted basis

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Page 4.22

accomplishes a number of objectives. First, such figures eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100% ownership interest in Tempo as an MHC. Lastly, such an analysis allows for consideration of the potential dilutive impact of dividend waiver policies adopted by the Federal agencies. This technique is validated by the investment community’s evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second-step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale are adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on a tax effected basis; and (4) the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step-conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.5 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the ten public MHC institutions that form the Peer Group.

Valuation Approaches: Fully-Converted Basis

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing Tempo’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation

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[Table 4.5 is omitted. It has been filed as a paper filing.]

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parameters disclosed in Tempo’s prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in Tempo’s prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Bank’s full conversion value were consistent with the assumptions utilized for the minority stock offering, except expenses were assumed to equal $687,500, the ESOP was assumed to equal 8.0% of the offering, the MRP was assumed to equal 4.0% of the offering and the stock option plan was assumed to equal 10.0% of the offering.

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

RP Financial’s valuation placed an emphasis on the following:

•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Bank’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Bank as well as for the Peer Group; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting the minority offering proceeds, we also gave weight to the other valuation approaches.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

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Page 4.25

The Bank will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of December 1, 2006, the pro forma market value of Tempo’s full conversion offering equaled $9,500,000 at the midpoint, equal to 950,000 shares at $10.00 per share.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank’s reported earnings equaled $173,000 for the twelve months ended September 30, 2006. In deriving Tempo’s core earnings, the only adjustment made to reported earnings was to eliminate gains on the sale of the Bank’s data processing provider, which equaled $35,000 for the twelve months ended September 30, 2006. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 39.0% for the data processing sale gains, the Bank’s core earnings were determined to equal $152,000 for the twelve months ended September 30, 2006. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)
Net income	$173
Less: Gain on sale of loans(1)	(21)

Core earnings estimate	$152

(1)	Tax effected at 39.0%.

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Page 4.26

Based on Tempo’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s pro forma reported and core P/E multiples (fully-converted basis) at the $9.5 million midpoint value equaled 36.44 times and 39.69 times, respectively, which provided for premiums of 33.2% and 47.3% relative to the Peer Group’s average reported and core P/E multiples (fully-converted basis) of 27.35 times and 26.95 times, respectively (see Table 4.6). At the top of the super range, the Bank’s reported and core P/E multiples equaled 42.50 times and 45.80 times, respectively. In comparison to the Peer Group’s average reported and core P/E multiples, the Bank’s P/E multiples at the top of the super range reflected premiums of 55.4% and 69.9%, respectively.

On an MHC reported basis, the Bank’s reported and core P/E multiples at the midpoint value of $9.5 million equaled 48.89 times and 54.92 times, respectively. The Bank’s reported and core P/E multiples provided for premiums of 88.6% and 110.4% relative to the Peer Group’s average reported and core P/E multiples of 25.92 times and 26.10 times, respectively. The Bank’s implied MHC pricing ratios relative to the MHC pricing ratios for the Peer Group are shown in Table 4.7, and the pro forma calculations are detailed in Exhibits IV-10 and Exhibit IV-11.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio (fully-converted basis), to Tempo’s pro forma book value (fully-converted basis). Based on the $9.5 million midpoint valuation, Tempo’s pro forma P/B and P/TB ratios both equaled 69.25%. In comparison to the average P/B and P/TB ratios for the Peer Group of 90.53% and 93.87%, the Bank’s ratio reflected a discount of 23.5% on a P/B basis and a discount of 26.2% on a P/TB basis. At the top of the super range, the Bank’s P/B and P/TB ratios on a fully-converted basis both equaled 76.54%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 15.5% and 18.5%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable in light of the Bank’s resulting P/E multiples.

On an MHC reported basis, the Bank’s P/B and P/TB ratios at the $9.5 million midpoint value both equaled 104.61%. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 169.16% and 179.95%, respectively, Tempo’s ratios were discounted by 38.2% on

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[Table 4.6 is omitted. It has been filed as a paper filing.]

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[Table 4.7 is omitted. It has been filed as a paper filing.]

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a P/B basis and 41.9% on a P/TB basis. At the top of the super range, the Bank’s P/B and P/TB ratios on an MHC basis both equaled 122.22%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 27.8% and 32.1%, respectively.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Bank’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, Tempo’s full conversion value equaled 10.57% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 21.63%, which implies a discount of 51.1% has been applied to the Bank’s pro forma P/A ratio (fully-converted basis).

On an MHC reported basis, Tempo’s pro forma P/A ratio at the $9.5 million midpoint value equaled 11.15%. In comparison to the Peer Group’s average P/A ratio of 24.94%, Tempo’s P/A ratio indicated a discount of 55.3%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The three recently completed MHC offerings closed at an average price/tangible book ratio of 78.6% (fully-converted basis) and, on average, appreciated 28.2% after one week of trading and 38.4% through December 1, 2006. In comparison, the Bank’s P/TB ratio of 69.3% at the midpoint value reflected an implied discount of 11.8% relative to the average closing P/TB ratio of the recent MHC offerings. At the top of the super range, the Bank’s P/TB ratio of 76.5% reflected an implied discount of 2.7% relative to the average closing P/TB ratio of the recent MHC offerings. The current fully-

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converted average P/TB ratio of ViewPoint Financial Group and Fox Chase Bancorp, which are the two recent MHC offerings that are traded on NASDAQ, equaled 98.5% based on closing market prices as of December 1, 2006. In comparison to the average current P/TB ratio of ViewPoint Financial Group and Fox Chase Bancorp, the Bank’s P/TB ratio at the midpoint value reflects an implied discount of 29.7% and at the top of the super range reflects an implied discount of 22.3%.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of December 1, 2006, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, equaled $9,500,000 at the midpoint, equal to 950,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $8,075,000 and a maximum value of $10,925,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 807,500 at the minimum and 1,092,500 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $12,563,750 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 1,256,375. The Board of Directors has established a public offering range such that the public ownership of the Bank will constitute a 45.0% ownership interest. Accordingly, the offering to the public of the minority stock will equal $3,633,750 at the minimum, $4,275,000 at the midpoint, $4,916,250 at the maximum and $5,653,690 at the supermaximum of the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.6 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.7 and are detailed in Exhibits IV-10 and IV-11.

EXHIBITS

[IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THE EXHIBITS TO THIS VALUATION REPORT HAVE BEEN FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.]

RP Financial, LC.

LIST OF EXHIBITS

Exhibit Number	Description
I-1	Map of Office Locations

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Investment Portfolio Composition

I-5	Yields and Costs

I-6	Loan Loss Allowance Activity

I-7	Interest Rate Risk Analysis

I-8	Fixed and Adjustable Rate Loans

I-9	Loan Portfolio Composition

I-10	Contractual Maturity by Loan Type

I-11	Loan Originations, Purchases, and Sales

I-12	Non-Performing Assets

I-13	Deposit Composition

I-14	Maturity of Time Deposits

I-15	Borrowing Activity

II-1	Description of Office Facilities

II-2	Historical Interest Rates

II-3	Demographic Data in the Primary Market Area

II-4	Economic Data in the Primary Market Area

RP® Financial, LC.

LIST OF EXHIBITS (continued)

III-1	General Characteristics of Publicly-Traded Institutions

III-2	Public Market Pricing of MHC Institutions

III-3	Peer Group Market Area Comparative Analysis

IV-1	Stock Prices: As of December 1, 2006

IV-2	Historical Stock Price Indices

IV-3	Historical Thrift Stock Indices

IV-4	Market Area Acquisition Activity

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheets – Full Conversion Basis

IV-8	Pro Forma Effect of Conversion Proceeds – Full Conversion Basis

IV-9	Peer Group Core Earnings Analysis

IV-10	Pro Forma Analysis Sheets – MHC Conversion Basis

IV-11	Pro Forma Effect of Conversion Proceeds – MHC Conversion Basis

V-1	Firm Qualifications Statement